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                                                                   EXHIBIT 10.36

                    SUBSCRIPTION AND SHAREHOLDERS AGREEMENT


      AGREEMENT, dated as of January 21, 1997, among LIGHTEL S.A. TECNOLOGIA DA INFORMACAO, a closed corporation ("socieda de anonima fechada") organized under the laws of Brazil enrolled with the Income Taxpayers Registry ("C.G.C.M.F.") under No. 71.208.516/0001-74 (herein called the "Company").

         Addresses for communications:
         Mail:  Av. Industrial 2689, Distrito Industrial
         Uberlandia, M.G., Brazil
         CEP 38405-323

Alternative Address for communications by telecopier:

         (55-34) 212-2955

         ALGAR S.A. - EMPREENDIMENTOS E PARTICIPACOES, a corporation organized under the laws of Brazil, enrolled with the Income Taxpayers Registry ("C.G.C.M.F.") under No. 17.835.026/0001-52 (hereinafter referred to as the "Sponsor")

         Address for communications:
         Mail:  Av. Industrial 2689, Distrito Industrial
         Uberlandia, M.G., Brazil
         CEP 38405-323

Alternative Address for communications by telecopier:

         (55-34) 212-0110

and WILLIAMS INTERNATIONAL TELECOM LIMITED, a private company organized under the laws of the Cayman Islands, British West Indies (herein called "Williams") which is an indirect wholly-owned subsidiary of The Williams Companies, Inc. ("TWC"), as reflected on the organization chart attached hereto as Exhibit A.

         Addresses for communications:
         Mail: c/o Maples and Calder
         Ugland House
         P.O. Box 309


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         George Town
         Grand Cayman
         Cayman Islands,
         B.W.I

         with copy to:

         Williams International
         4100 One Williams Center
         Tulsa, Oklahoma 74172
         United States of America

Alternative address for communications by telecopier:

         (918) 588-4190


         WHEREAS:

         (A) The Company is a controlled subsidiary of the Sponsor and is the direct controlling shareholder of the Subsidiaries including CTBC;

         (B) The Sponsor is engaged in an array of activities, which include activities within the Telecommunications and Information Technology Sector carried on, inter alia, by the Subsidiaries of the Company, including CTBC, and intends to foster the activities of Algar Group in the Telecommunications and Information Technology Sector, through the Company and its Subsidiaries, including CTBC;

         (C) For the purpose referred to in the preceding Clause (B), the Sponsor requires funding from sources other than its own, and has approached TWC to discuss an investment of Williams in the Company in the Telecommunications and Information Technology Sector;

         (D) Williams has agreed to help fund the expansion and modernization needs of the Company within the Telecommunications and Information Technology Sector, by making an equity investment in the Company of nineteen million, eight hundred forty-three thousand, five hundred ninety-one dollars and forty-four cents ($19,843,591.44) plus amounts under the Stock Purchase Agreement and Side Letters 1, 2 and 3 set forth in Exhibit 14.2 to acquire twenty percent (20%) of the total issued and outstanding share capital of the Company.

         (E) The authorized share capital of the Company is three hundred million one hundred and twenty thousand (300,120,000) common and preferred registered Shares of no par value, of


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which two hundred million (200,000,000) common Shares, and twelve million seven hundred ninety three thousand six hundred fifty eight (12,793,658) preferred Shares, are issued and fully paid and there are no options, warrants, rights or other capital stock of the Company outstanding, except as contemplated in this Agreement;

         (F) Subject to the terms and conditions of this Agreement, Williams has accepted to subscribe and pay for (i) sixteen million, four hundred ninety-four thousand, seven hundred seventy-one (16,494,771) non-voting preferred Shares in the capital of the Company as shall equal, after giving effect to the Williams Subscription, six and twenty hundredths percent (6.20%) of the total issued and outstanding Shares of the Company; and (ii) five million, four hundred ninety-eight thousand, two hundred fifty-eight (5,498,258) voting common Shares in the capital of the Company as shall equal, after giving effect to the Williams Subscription two and seven hundredths percent (2.07%) of the total issued and outstanding Shares of the Company;

         (G) Williams and the Sponsor will as a result of the Williams Subscription, hold collectively ninety-five and nineteen hundredths percent (95.19%) of the issued and outstanding shares of the Company; and

         (H) Williams, the Sponsor and the Company wish to establish their respective rights and obligations and certain terms and conditions regarding the transfer of the Company's shares and the exercise of voting rights.

         NOW, THEREFORE, Williams, the Sponsor and the Company have decided to execute this Subscription and Shareholders' Agreement pursuant to the provisions contained in Article 118 of Brazilian Law No. 6,404, enacted on December 15, 1976, which shall be governed by the following terms and conditions:


                                   ARTICLE 1

                        DEFINITIONS AND INTERPRETATIONS


         Section 1.1 Definitions. Wherever used in this Agreement, unless the context otherwise requires, the following terms shall have the meanings herein:

         (a) "ABC Cristais" - means ABC Cristais Microeletronica S.A., a corporation organized under the laws of Brazil;

         (b) "ABC EMEP" - means ABC EMEP - Eletronica e Mecanica de Precisao S.A., a corporation organized under the laws of Brazil;


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         (c) "ABC XTAL Microeletronica" - means ABC XTAL Microeletronica S.A., a corporation organized under the laws of Brazil;

         (d) "Affected Shareholder" - shall have the meaning set forth in
Section 11.3(a).

         (e) "Affiliate" - means, with respect to any person, (i) any other person directly or indirectly controlling, controlled by or under common control with such relevant person; or (ii) any statutory director ("conselheiro"), officer ("diretor") or shareholder of such person, or of any person described in clause (i) hereof. Specifically with respect to transactions involving (A) the acquisition or ownership by one person of 250,000 or more shares of CTBC (such limit shall be automatically adjusted at any time and from time to time in the event of any stock splits, stock dividends or reclassification affecting the capital stock of CTBC), and (B) the matters specified in Article 10 and provisions in this Agreement related to the foregoing, the term "Affiliate" shall also mean, with respect to the Sponsor, the Company and CTBC and its shareholders, statutory directors ("conselheiros") and officers ("diretores"), the relatives, including without limitation, the spouse, parent, aunt, uncle, sibling, first cousin, son, daughter, nephew, niece, grandchild, grandnephew or grandniece and whether such relatives are related by blood or by marriage ("in-law" and "step" relations) of such person or of any person described in clause (i) or clause (ii). For the purposes of this definition, "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities or otherwise. For the avoidance of doubt, CTBC shall be included among the Affiliates of the Sponsor and the Company.

         (f) "Algar Bull" - means Algar Bull Computers & Communications S.A., a corporation organized under the laws of Brazil and all of its Subsidiaries as listed in Schedule 1.1(f) hereto;

         (g) "Algar Group" - means each of the companies listed in Schedule 1.1(g) hereto and any Affiliate of such company or of the Sponsor;

         (h) "Americatel" - means Americatel Brasil S.A., a corporation organized under the laws of Brazil;

         (i) "Arm's Length" - means transactions deemed to occur between unrelated and willing parties in a competitive market (i) in the case of the Sponsor or the Company which do not provide products or services to non-Affiliates, at the lower of actual cost or fair market value including appropriate discounts; (ii) in the case of Subsidiaries and Affiliates of the Sponsor or the Company which do not provide products or services to non-Affiliates, then at the price agreed to by Williams; and (iii) in the case of Subsidiaries and Affiliates of the Sponsor or the Company which do provide products or services to non-Affiliates, at the lowest price, including discounts, offered for such product or service to any such non-Affiliate.


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         (j) "Auditors" - means Arthur Andersen, or such other firm of independent public accountants of international standing and sound reputation as the relevant company of Algar Group, from time to time appoints as its auditors;

         (k) "Authority" - means any government or governmental, administrative, fiscal, judicial, or government-owned body, department, commission, authority, tribunal, agency or entity;

         (l) "Authorization" - includes any consent, registration, filing, agreement, notarization, certificate, license, approval, permit, authority or exemption from, by or with any Authority, whether given or withheld by express action or deemed given or withheld by failure to act within any specified time period and all corporate, creditors, shareholders' and other third parties' approvals or consents;

         (m) "Authorized Representative" - means any of the persons designated in the Certificate of Incumbency and Authority;

         (n) "Banco Central" - means Banco Central do Brasil, and/or any other Brazilian governmental Authority which may succeed to the exchange control functions, duties and authority of Banco Central do Brasil;

         (o) "Banco do Brasil" - means Banco do Brasil S.A., a state-owned financial institution, organized under the laws of Brazil;

         (p) "Book Value" - means (in relation to any person) an amount equal to the Dollar Equivalent of the sum of (i) paid-in capital; (ii) capital surplus; (iii) reserves appropriated and set aside; (iv) statutory reserves (if any); (v) unappropriated surplus and retained earnings; and (vi) any reserves by way of revaluation of assets of that person; (vii) less any losses, all as evidenced in the Put Option Financial Statements of such person;

         (q) "Brazil" - means the Federative Republic of Brazil;

         (r) "Business Opportunities" - means the business, commercial or investment opportunities of a company, in the broadest sense attributed to such terms under the corporate laws of Brazil and the United States of America, and by custom and usage in those countries;

         (s) "Business Day" - (for any purpose) means a day when banks are open for business in New York, New York and in any of the jurisdictions in which the parties hereto are organized;

         (t) "Cartorio de Registro de Titulos e Documentos" - means the "Cartorio" with the functions to register and give publicity to documents in Brazil;


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         (u) "Certificado de Registro" - means each of the documents to be issued by the Banco Central registering the Williams Shares and authorizing Williams to receive any amounts due to Williams pursuant to this Agreement;

         (v) "Certificate of Incumbency and Authority" - means the certificate to be provided to Williams by the Company pursuant to Section 5.1(j) of this Agreement, in the form and content attached hereto as Exhibit 1.1(v);

         (w) "Closing" - means the date on which Williams subscribes and pays for the Williams Shares under the Williams Subscription;

         (x) "Company" - means Lightel S.A. Tecnologia da Informacao, a corporation organized under the laws of Brazil;

         (y) "Company Group" - means the Company, each of its Subsidiaries listed in Schedule 1.1(y) hereto, and any company in which the Company and/or any of its Subsidiaries acquires, subscribes for and/or receives as contribution in kind an equity interest after the date of this Agreement;

         (z) "Company Investment Value" - means for each Subsidiary and/or Affiliate, the Dollar Equivalent of the amount obtained by multiplying the value of the said Subsidiary and/or Affiliate by the Relevant Percentage. For purposes of this definition, each Subsidiary and/or Affiliate shall be valued as follows: (a) if publicly held, the value shall be its Market Value; or (b) if closely held, the value shall be: (i) the sum of its Book Value and ten (10) times its Net Income, (ii) divided by two (2);

         (aa) "Concession" - means each of (i) the concession granted by the Uniao Federal to CTBC to operate telephone business in the area described in the Concession Agreement in accordance with Decree of December 13, 1994; (ii) the permission granted by the Brazilian Telecommunications Ministry ("Ministerio das Comunicacoes") to CTBC pursuant to Portaria No. 1690 of November 23, 1993 to operate a cellular telephone business; (iii) the concession granted by the Brazilian Telecommunications Ministry ("Ministerio das Comunicacoes") to TV Video Cabo to operate a cable television business pursuant to Portaria No. 1.920 of December 5, 1996; and (iv) the permission granted by the Brazilian Telecommunications Ministry ("Ministerio das Comunicacoes") to TV Video Cabo de Uberlandia Ltda. to operate a cable television business pursuant to Portaria No. 017 of November 27, 1990.

         (ab) "Concession Agreement" - means the agreement entered into between the Uniao Federal and CTBC on December 15, 1994 setting forth the terms and conditions for the operation of fixed and cellular telephone business;

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         (ac) "CTBC" - means Companhia de Telefones do Brasil Central, a corporation organized under the laws of Brazil;

         (ad) "Debt" - means the aggregate (as of the relevant date of calculation) of the Dollar Equivalent of all obligations (whether actual or contingent) of a person to pay or repay money including, without limitation:

              (i)    all Indebtedness for Money Borrowed;

              (ii) the aggregate amount then outstanding of all liabilities of any party to the extent the relevant person guarantees them; and

              (iii) all liabilities of a person (actual or contingent) under any conditional sale or a transfer with recourse or obligation to repurchase, including, without limitation, by way of discount or factoring of book debts or receivables;

              (iv) notwithstanding the foregoing, Debt will not include: (A) operating expenses of each of the Company and CTBC; (B) contingencies as evidenced on the audited balance sheet of each of the Company and the CTBC for the fiscal year ended December 31, 1995; and (C) provisions for contingencies that are made from time to time by each of the Company and the CTBC in accordance with the generally accepted accounting principles in Brazil, consistently applied.

         (ae) "Debt to Shareholders Equity Ratio" - (in relation to any person as of the relevant date for calculation) means the result obtained by dividing the Debt by the Shareholders Equity;

         (af) "Dollars" and the sign "$" - mean the lawful currency of the United States of America;

         (ag) "Dollar Equivalent" - (as of the relevant date of calculation) means the equivalent in Dollars of any amount expressed in Reais by converting Reais into Dollars by using the Exchange Rate (this term generally will be used with a specific amount appearing between the words "Dollars" and "Equivalent");

         (ah) "Dollars Equivalent in Reais" - (as of the relevant date of calculation) means the equivalent in Reais of any amount expressed in Dollars by converting Dollars into Reais by using the Exchange Rate.

         (ai) "Estatuto Social" - means, as the context requires, the By-laws of each of the Company, CTBC, each of the Company's Subsidiaries and Affiliates and all amendments thereto, all in form and substance satisfactory to Williams;


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         (aj) "Event of Suspension and/or Cancellation" - any of the events specified in Section 6.1 of this Agreement;

         (ak) "Exercise Period" - means the period, if any, commencing on the date of the fifth anniversary of this Agreement and ending on the IPO Date;

         (al) "Exercise Price" - means the Dollar Equivalent equal to the Williams Pro Rata Share multiplied by the aggregate of all the Company Investment Values;

         (am) "Exchange Rate" - (i) the official (A) rate for exchanging Reais into Dollars (with respect to any Dollar Equivalent) or (B) rate for exchanging Dollars into Reais (with respect to any Dollars Equivalent in Reais) denominated as PTAX-800, option 5, for the relevant date of calculation reported by the Banco Central on such bank's SISBACEN Data System and set forth on Reuters page BRFR, published on the Brazilian business day following the relevant date of calculation and applicable for the remittance of funds (X) outside Brazil (with respect to any Dollar Equivalent or (Y) into Brazil (with respect to any Dollars Equivalent in Reais), or (ii) if for the relevant date of calculation the PTAX-800 is unavailable on the above-mentioned data system, then the Exchange Rate shall be the PCOT-390, option 3, reported by the Banco Central on the SISBACEN Data System. If the PCOT-390 rate is unavailable, then the Exchange Rate shall be the official rate for exchanging Reais into Dollars (with respect to any Dollar Equivalent) or for exchanging Dollars into Reais (with respect to any Dollars Equivalent in Reais) as published in the "Diario Oficial da Uniao" (Official Gazette-Brazilian Government official publication) on the date following the day on which such exchange rate is to be determined. In the case that none of the above exchange rates are available, the Exchange Rate shall be the average of the offer side of the interbank exchange rate replacing the PTAX-800 rate, obtained from three major financial institutions making a market in Reais. In the event that this rate is unavailable, a mutually acceptable substitute shall be determined;

         (an) "Financial Plan" - means the financing for the Project set out in
Section 2.2(b) of this Agreement;

         (ao) "Financial Statements" - (in relation to any person) means the audited financial statements of such person for the last complete Fiscal Year;

         (ap) "Fiscal Year" - means the accounting year of each company of the Algar Group commencing on January 1 and ending on December 31 of each year, or such other accounting period of each company of the Algar Group as, with Williams's consent, such company from time to time designates as its accounting year;


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         (aq) "Floor Price" - means the Dollar amount equal to the original investment under this Agreement, the Stock Purchase Agreement and Side Letters 1, 2 and 3 set forth in Exhibit 14.2 plus accrued interest during the period beginning on the date of the Closing and ending on the date Williams exercises the Put Option (including both days). Interest shall accrue on the original investment amount under this Agreement, the Stock Purchase Agreement and Side Letters 1, 2 and 3 set forth in Exhibit 14.2 at an annual rate of LIBOR plus an additional one point five percent (1.5%) of the original investment amount, and shall be compounded monthly during the foregoing period.

         (ar) "Indebtedness for Money Borrowed" - all obligations of a person to repay money including, without limitation, in respect of (i) borrowed money,
(ii) the outstanding principal amount of any bonds, notes, loan stock, commercial paper, acceptance credits, debentures and bills or promissory notes drawn, accepted, endorsed or issued by such person, (iii) any credit to that person from a supplier of goods or under any installment purchase or other similar arrangement in respect of goods or services (except trade accounts payable within ninety (90) days in the ordinary course of business), (iv) noncontingent obligations of such person to reimburse any other person in respect of amounts paid under a letter of credit or similar instrument (excluding any such letter of credit or similar instrument issued for the benefit of such person in respect of trade accounts in the ordinary course of business), (v) amounts raised under any other transaction having the commercial effect of a borrowing and which would be classified as a borrowing (and not as an off-balance sheet financing) under accounting principles generally accepted in Brazil consistently applied including, without limitation, under leases or similar arrangements entered into primarily as a means of financing the acquisition of the asset leased; and (vi) any fixed or minimum premium payable on a redemption or replacement of any of the foregoing obligations;

         (as) "International Finance Corporation" or "IFC" - means the International Finance Corporation, an international organization established by Articles of Agreement among its member countries;

         (at) "Investor" - means any third party (not a Shareholder as of the date hereof) that subscribes for any Share of the Company during the term of this Agreement;

         (au) "IPO" or "Initial Public Offering" - means the process comprising: (i) the transformation of the Company into an open capital company ("sociedade anonima de capital aberto"); (ii) the listing and offering of the Shares; (iii) the actual and continuous availability for trading of the listed and actually traded Shares of the Company on the Sao Paulo Stock Exchange, the Rio de Janeiro Stock Exchange, or any other major Brazilian and/or international stock exchange in the aggregate trading value of at least forty million Dollars ($40,000,000) Equivalent provided that at least seventy-five percent (75%) of such aggregate trading value is attributable to preferred shares of the same type and class as the Williams Preferred Shares; and (iv) the underwriting of the offering referred to in (ii) above by firms of recognized standing in Brazil or in the United States of America;

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         (av) "IPO Date" means the date, any time after the Closing, on which the IPO has been completed;

         (aw) "LIBOR" - means the London Interbank Offered Rate for one month deposits;

         (ax) "Lien" - any mortgage, pledge, charge, assignment, hypothecation, usufruct, security interest, title retention, preferential right, trust arrangement, right of setoff, counterclaim or bankers lien, privilege or priority of any kind having the effect of security, including, without limitation, any designation of loss payees or beneficiaries or any similar arrangement under any insurance policy relating to the transactions contemplated by this Agreement;

         (ay) "Lightel Servicos" - shall have the meaning set forth in Section 10.3(a)(iv).

         (az) "Market Value" - means, for each publicly held Affiliate and/or Subsidiary of the Company, the Dollar Equivalent of the amount obtained by multiplying the Trading Price of one share of each Subsidiary and/or Affiliate by the total issued and outstanding shares of such Subsidiary and/or Affiliate;

         (ba) "Net Income" - means (in relation to any person) the Dollar Equivalent of the net after-tax income of that person for the last four complete calendar quarters immediately preceding the date of the issuance of the Notice of Exercise, as set forth in the Put Option Financial Statements of such person;

         (bb) "Notice of Exercise" - means the notice given by Williams to the Sponsor pursuant to Section 13.1, which shall set forth:

              (i) the number of the Option Shares to be purchased by the Sponsor under the Put Option;

              (ii)  the Settlement Date;

              (iii) the Settlement Place; and

              (iv) the Exercise Price and the manner in which it has been or shall be determined;

         (bc) "Offered Price" - means the price the Sponsor is willing to receive and a Third Party is willing to pay for the Sponsor Disposition Percentage;

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         (bd) "Option Shares" - means:

              (i)    the Williams Shares;

              (ii) all Shares subscribed or acquired by Williams pursuant to the exercise of preemptive rights, options or warrants accruing to Williams in relation to any of the Option Shares;

              (iii) all Shares received by Williams as a result of stock splits or stock dividends on any Option Shares; and

              (iv) all Shares received by Williams in exchange, replacement or substitution of Option Shares;

         (be) "Other Shareholder" - shall have the meaning set forth in Section 11.3(a).


         (bf) "Piggy-Back Registration" - shall have the meaning set forth in
Section 9.1(a).

         (bg) "Portarias" - means each of (i) Portaria No. 1.920 of December 5, 1996, (ii) Portaria No. 017, of November 27, 1990, and (iii) Portaria 1690, of November 23, 1993, entitling TV Video Cabo, TV Video Cabo de Uberlandia Ltda., and CTBC, respectively, to operate the cable television business (TV Video Cabo and TV Video Cabo de Uberlandia Ltda.) and the cellular telephone business
(CTBC) in the territories described in each of such Portarias; the term "Portaria(s)" shall be deemed to include all permits, licenses and authorizations granted by any Authority pursuant to either Portaria, or otherwise related thereto;

         (bh) "Price Per Share" - has the meaning set forth in Section 7.4 of this Agreement;

         (bi) "Project" - means the project to be carried out by the Company and CTBC as described in Section 2.1 of this Agreement;

         (bj) "Project Cost"- means the cost of the Project as set forth in
Section 2.2(a) of this Agreement;

         (bk) "Put Option" - means the option of Williams to sell the Option Shares to the Sponsor according to the terms set out in Article 13 hereof;

         (bl) "Put Option Financial Statements" - means the audited financial statements of each of the Company, its Subsidiaries and Affiliates, as the context shall require, for the last four complete calendar quarters immediately preceding the date of the issuance of the Notice of Exercise;

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         (bm) "Real", "Reais" or the sign "R$" - means the lawful currency of
Brazil and includes any currency which, from time to time, may replace the Real as the lawful currency of Brazil;

         (bn) "Relevant Percentage" - means (in relation to each Subsidiary and/or Affiliate of the Company) the percentage obtained by dividing the number of shares held by the Company in such Subsidiary and/or Affiliate by the total issued and outstanding shares of such Subsidiary and/or Affiliate;

         (bo) "Sabe" - means Sociedade Anonima Brasileira de Empreendimentos, a corporation organized under the laws of Brazil;

         (bp) "Settlement Date" - means the date specified in the Notice of Exercise, which shall be not more than ninety (90) days after the date of the issuance of the Notice of Exercise;

         (bq) "Settlement Place" - means the place in Brazil designated in the Notice of Exercise where payment of the Exercise Price for the Option Shares is to be made and the Option Shares are to be delivered;

         (br) "Shareholders" - means the persons listed in Schedule 1.1(bq) hereto and any person, including any Third Party and/or Investor, that is admitted as a Shareholder of the Company after the date of this Agreement;

         (bs) "Shareholders Equity" - means the aggregate (as of the relevant date for calculation and in relation to any person) of:

              (i)   the amount paid up on the share capital of such person; and

              (ii) the amount standing to the credit of the reserves (except for revaluation reserves) of such person (including, without limitation, any share premium account and capital redemption reserve funds); after deducting from such aggregate any impairment of the issued share capital of such person, amounts set aside for dividends or taxation (including deferred taxation);

         (bt) "Shares" - means any issued and issuable shares in the capital of the Company or in any other company into which the assets or equity of the Company have been transferred or spun off, without par value, both common and preferred, voting and nonvoting, the shares of the same category all ranking equally in all respects;

         (bu) "Spin-off" - means the operation under Brazilian corporate law ("cisao") whereby a company transfers all or part of its assets ("patrimonio") to one or more companies, organized


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for such purpose or already existing, and further defined and described in
Articles 223 through 234 and related provisions of Law No. 6.404 of December 15, 1976, and related provisions of other Brazilian laws.

         (bv) "Sponsor Disposition Percentage" - means the percentage obtained by dividing the number of Shares that the Sponsor intends to sell and a Third Party proposes to purchase from the Sponsor by the total amount of Shares then held by the Sponsor in the share capital of the Company;

         (bw) "Sponsor" - means Algar S.A. Empreendimentos e Participacoes, a corporation organized under the laws of Brazil;

         (bx) "Stock Purchase Agreement" - means that certain Stock Purchase Agreement of even date herewith, among Williams, the Company, the Sponsor and ABC Industrial e Comercio S.A. - ABC INCO, attached hereto as Exhibit 1.1(bx);

         (by) "Subsidiary" - means (in relation to any company of the Algar Group, the Company Group or Williams) any entity: (i) over fifty percent (50%) of whose voting capital is owned, directly or indirectly, by the relevant company; (ii) for which the relevant company may nominate or appoint more than fifty percent (50%) of the members of the board of directors or persons performing similar functions; or (iii) which is otherwise effectively controlled by the relevant company. For the avoidance of doubt, CTBC shall be included among the Subsidiaries of the Sponsor and the Company.

         (bz) "Tag Along Notice" - means each of the notices the Sponsor shall issue to Williams, at any time after the Closing, pursuant to this Agreement, informing Williams of its intention to dispose of and the willingness of a Third Party to purchase the Sponsor Disposition Percentage; each such notice shall be substantially in the form and content set forth in Exhibit 1.1(bx), and shall set forth at minimum:

              (i) the Offered Price, as well as other terms and conditions of the sale;

              (ii)   the name of the Third Party; and

              (iii) any other relevant aspect of the transaction, including, but not limited to, the indication of the place and date for the sale of such Sponsor Disposition Percentage;

         (ca) "Tag Along Right" - means the right that the Sponsor grants to Williams so that, at any time after the Closing, if Williams so wishes, the Sponsor shall procure that Williams may join the Sponsor in any sale to a Third Party of the Sponsor Disposition Percentage as provided in this Agreement;

         (cb) "Telecommunications and Information Technology Sector" - means any and all activity within the telecommunications and information technology sectors, including by way of example, without limitation: (i) all forms of wireline, electrical, fiber optic, lightwave, or wireless (whether by means of radio waves, infrared waves, or other means and whether through the earth, atmosphere, water, buildings, pipelines, conduits or otherwise) telecommunications products or services; (ii) any form of the following services: satellite or cable television, telephone, telegraph, telex, audio or video distribution, paging, or data transmission services, and access and transmission products and services related to the above services; (iii) electronic mail, access to the Internet or similar services, and on-line computer-access services; (iv) all value-added services provided by means of or in connection with telecommunications services or facilities, including but not limited to: data processing services, video services, conferencing services, data storage services, database services, protocol conversion, call center services, and answering services; (v) the sale, rental, lease, distribution, installation, repair, or maintenance of computer or telecommunications hardware or software; (vi) installation, construction, rental or sale of telecommunications facilities (or any right of use therein) described in, listed in, or used to provide the services described or listed in subsections
(i) through (v); and (vii) consulting or management services provided to existing or proposed telecommunications companies or relating to telecommunications products (excluding manufacturing of products manufactured by CTBC, the Company Group or the Algar Group) or services described or listed in subsections (i) through (vi).

         (cc) "Third Party" - means any person, other than any party to any of the Transaction Documents, that proposes to acquire a Sponsor Disposition Percentage after the date of this Agreement;

         (cd) "Trading Price" - means for each publicly held Subsidiary and/or Affiliate of the Company, the average of the Dollar Equivalent of the daily closing price per share of such Subsidiary and/or Affiliate over the period of thirty (30) trading days ending on the Business Day immediately preceding the date of the issuance of the Notice of Exercise;

         (ce) "Transaction Documents" - means (i) this Agreement, (ii) the Stock Purchase Agreement; (iii) the Concession Agreement, and (iv) the Portarias;

         (cf) "TV Video Cabo" - means T.V. Video Cabo de Minas Gerais Ltda., a Brazilian "sociedade por quotas de responsabilidade limitada" organized in accordance with the laws of Brazil;

         (cg) "Williams" - means Williams International Telecom Limited, a private company organized under the laws of the Cayman Islands, British West Indies, which is an indirect wholly-owned subsidiary of The Williams Companies, Inc. ("TWC"), as reflected in the organization chart attached hereto as Exhibit A;

         (ch) "Williams Additional Shares" - means the Shares of the Company to be acquired by Williams pursuant to Exhibit 14.2;

         (ci) "Williams Common Shares" - means five million, four hundred ninety-eight thousand, two hundred fifty-eight (5,498,258) voting common Shares to be subscribed for by Williams pursuant to the Williams Subscription under this Agreement, and representing, after giving effect to the Williams Subscription, two and seven hundredths percent (2.07%) of the total issued and outstanding Shares of the Company;

         (cj) "Williams Director" - shall have the meaning set forth in Section 8.1(a);

         (ck) "Williams Notice" - means each of the notices Williams may send to the Sponsor informing it of Williams' decision to also sell to the relevant Third Party the Williams Tag Along Shares (or not to sell, as the case may be) pursuant to this Agreement;

         (cl) "Williams Offered Price" - has the meaning set forth in Section
7.4 of this Agreement;

         (cm) "Williams Piggy-Back Notice" - means each of the notices Williams may send to the Company for the purpose set forth in Section 9.1 of this Agreement;

         (cn) "Williams Piggy-Back Shares" - means the number of Shares obtained by multiplying the Williams Total Equity by a fraction the numerator of which is the number of Shares subject to the public offering referred to in
Section 9.1 of this Agreement and the denominator of which is the total issued and outstanding Shares of the Company less the Williams Total Equity on the relevant date;

         (co) "Williams Preferred Shares" - means sixteen million, four hundred ninety-four thousand, seven hundred seventy-one (16,494,771) non-voting preferred Shares of the same class as and having the same rights as all other existing or future preferred Shares of the Company including without limitation preferred Shares of the Company held by the IFC, to be subscribed for by Williams pursuant to the Williams Subscription under this Agreement, and representing, after giving effect to the Williams Subscription, six and twenty hundredths percent (6.20%) of the total issued and outstanding Shares of the Company;

         (cp) "Williams Preferred Shares Rights" - each of the following rights:

              (i) a minimum cumulative compulsory dividend of twenty-five percent (25%) of the net profits per Share of the Company ascertained at the end of each Fiscal Year according to Law No. 6404, of December 15, 1976, or any other percentage of such profits set forth from time to time with Williams' prior consent;

              (ii) priority vis-a-vis the common Shares in the distribution of the cash dividend referred to in (i);

              (iii) participation in the balance of the net profits eligible for distribution as cash dividends pari passu with the common Shares, after the payment of the minimum compulsory dividend to the common Shares;

              (iv) priority vis-a-vis the common Shares in the reimbursement of capital without premium in the event of liquidation of the Company and;

              (v) the Williams Preferred Shares shall rank pari passu with all other issued and outstanding preferred Shares of the Company, whether issued prior to, contemporaneously with or at any time subsequent to the Williams Subscription.

         (cq) "Williams Pro Rata Share" - means a fraction the numerator of which shall be the number of the Option Shares, and the denominator of which shall be the total issued and outstanding Shares of the Company;

         (cr) "Williams Purchased Shares" - means the Shares of the Company to be purchased by Williams pursuant to the Stock Purchase Agreement;

         (cs) "Williams Shares" - means the Williams Common Shares, the Williams Preferred Shares, Williams Additional Shares and Williams Purchased Shares;

         (ct) "Williams Subscription" - means the subscription for Shares by Williams provided for in Article 4 of this Agreement;

         (cu) "Williams Swap Notice" - means each of the notices Williams may send to the Company for the purposes set forth in Section 10.7 of this Agreement;

         (cv) "Williams Tag Along Shares" - means the number of shares obtained by multiplying the relevant Sponsor Disposition Percentage by the Williams Total Equity;

         (cw) "Williams Total Equity" - means, for purposes of this Agreement, the total number of Shares held by Williams in the capital of the Company or in any other company into which the assets or equity of the Company have been transferred or spun off, at the time of the issuance of any relevant Williams Tag Along Notice(s), Williams Piggy-Back Notice(s), or Williams Swap Notice(s);

         (cx) "World Bank Guidelines" - means the set of policies and guidelines laid down from time to time by the World Bank setting forth the environmental, safety and health requirements of the World Bank;

         (cy) "World Bank" - means the International Bank for Reconstruction and Development, an international organization established by Articles of Agreement among its member countries;

         (cz) "Xtal S.A." - means Xtal Fibras Opticas S.A., a corporation organized under the laws of Brazil.


         Section 1.2 Interpretation. In this Agreement, unless the context otherwise requires:

         (a) headings and underlinings are for convenience only and do not affect the interpretation of this Agreement;

         (b) words importing the singular include the plural and vice versa;

         (c) words importing a gender include any gender;

         (d) an expression importing a natural person includes any company, partnership, trust, joint venture, association, corporation or other body corporate and any Authority;

         (e) a reference to a Section, Article, party, Exhibit, Annex or
Schedule is a reference to that Section or Article of, or that party, Exhibit, Annex or Schedule to, this Agreement;

         (f) a reference to a document includes an amendment or supplement to, or replacement or novation of, that document but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement;

         (g) a reference to a party to any document includes that party's successors and permitted assigns.

         (h) a reference to an agreement includes an undertaking, deed, agreement or legally enforceable arrangement or undertaking in writing;

         (i) a reference to a document includes any agreement in writing, or any certificate, notices instrument or other document of any kind; and

         (j) A reference to this Agreement includes all of the Schedules and Exhibits hereto and any other document executed and delivered by the parties at the Closing.

                                   ARTICLE 2

          DESCRIPTION OF THE PROJECT, PROJECT COST AND FINANCIAL PLAN

         Section 2.1 The Project. The Project to be funded consists of the provision of equity funds to the Company to make equity investments in its direct and/or indirect Subsidiaries and Affiliates so that each of such Subsidiaries and Affiliates may build and operate telecommunications networks in Brazil and so that CTBC may build and operate fixed and cellular telephone networks in Brazil. Details of the Project are described in the Schedule 2.1 hereto.

         Section 2.2 Project Cost and Financial Plan.

                             Amounts in US$ Million

         (a) The total estimated cost of the Project, is the equivalent of US$298.5 million, as follows:

Basic Services                           1996-97 Total               % of Total
                                         -------------               ----------
Expansion                                    46.9                       15.7%
Transmission Digitalization                  83.5                       28.0%
Data Communication                            5.5                        1.8%
Informatic                                   20.0                        6.7%
SIPT (customer services)                      4.0                        1.3%
Modernization                                18.1                        6.1%
Building                                      5.9                        2.0%
Others (vehicle,                             12.7                        4.3%
office equipment, building
reformation, etc.)

      Total Basic Service Equipment         196.6                       65.9%

Cellular Services Expansion                  58.5                       19.6%
Engeset & TV de MG                            6.1                        2.0%
TV Video Cabo de Uberlandia                  30.3                       10.2%
Working Capital                               7.0                        2.3%
                                           ------                      -----

     Total Project Cost                     298.5                      100.0%

         (b) The proposed sources of financing for the Project are as follows:

                             Amounts in US$ Million

Equity                                 1996-97 Total              % of Total
------                                 -------------              ----------
IFC Equity                                   10.0                     3.4%
Williams Equity                              48.0                    16.00%
Subscribers Connection Fees                  29.1                     9.80%
                                           ------                   ------
         Total                               87.1                    29.20%

Internal Cash Generation                    149.9                    50.20%
                                           ------                   ------

         Total Equity                       237.0                    79.40%
Debt

IFC Loan                                     25.0                     8.40%
Supplier/Local Financing                     36.5                    12.20%
                                           ------                   ------
         Total Debt                          61.5                    20.60%
         Total Project Funding              298.5                   100.00%


                                   ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF THE PARTIES

         Section 3.1 Representations and Warranties of the Company. The Company represents and warrants that:

         (a) it is a corporation duly incorporated and validly existing under the laws of Brazil and has the corporate power to own its assets, conduct its business as presently conducted and to enter into and perform its obligations under this Agreement, each Transaction Document to which it is a party, and any agreements in implementation hereof and thereof. Attached as Exhibit 3.1(a) is a copy of the By-laws of the Company and each of its Subsidiaries, together with all amendments to date, which are duly registered with the competent commercial registry;

         (b) it has full power and authority to undertake the obligations under this Agreement, each Transaction Document to which it is a party, and any agreements in implementation hereof and thereof, to execute and deliver this Agreement and each such Transaction Document, to perform its obligations hereunder and thereunder and observe the terms and provisions mentioned herein and therein;

         (c) the authorized share capital of the Company is three hundred million one hundred and twenty thousand (300,120,000) common and preferred registered Shares of no par value of which two hundred million (200,000,000) common Shares and twelve million seven hundred ninety-three thousand six hundred fifty-eight (12,793,658) preferred Shares have been issued and fully paid, and no options, warrants, rights or other capital stock of the Company are outstanding. Set forth in Schedule 3.1(c) is the authorized and issued share capital of each of the Subsidiaries of the Company, which issued share capital is fully paid;

         (d) the Williams Shares, after giving effect to the Williams Subscription under this Agreement to the Stock Purchase Agreement and to the provisions of Side Letters 1, 2 and 3 set forth in Exhibit 14.2, shall represent twenty percent (20%) of the total issued and outstanding Shares of the Company. Except as set forth in Schedule 3.1(d), the Williams Shares shall be available at the Closing for: (i) subscription by Williams under the Williams Subscription; (ii) for purchase by Williams under the Stock Purchase Agreement; and (iii) for issuance to Williams under the provisions of Side Letters 1, 2 and 3 set forth in Exhibit 14.2, and shall be free from any preemptive rights, Liens, charges or encumbrances whatsoever;

         (e) the execution and delivery of each Transaction Document to which it is a party, including this Agreement, and the performance of the obligations set forth herein and therein, have been duly authorized by all necessary action on its part and constitutes valid and legally binding obligations of the Company, enforceable in accordance with their terms;

         (f) the execution and delivery of any Transaction Document to which it is a party, including this Agreement, and the performance of its obligations hereunder and thereunder shall not conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default or require any consent under (i) any provision of its Estatuto Social; (ii) any provision of any applicable law, regulation, rule, decree, judgment or order to which it is subject; or (iii) any indenture, mortgage, agreement or other instrument or arrangement to which the Company is a party or by which it is bound;

         (g) all dealings between any company of the Algar Group, including the Company and any of the Sponsor's Subsidiaries and Affiliates, on the one hand, and any company of the Company Group, on the other hand, have been established and shall remain on normal arm's-length terms as if between unrelated parties; all such transactions which occurred during 1996 are summarized in Schedule 3.1(g);

         (h) neither the Company nor any of its property enjoys any right of immunity from set-off, suit or execution in respect of its assets or its obligations under any Transaction Document;

         (i) all governmental, corporate, shareholders' and creditors' authorizations, consents, approvals, waivers and licenses required for the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly obtained or granted and are in full force and effect;

         (j) it has made the notifications to the Brazilian competent Authority, which are required to be made pursuant to applicable law (and has caused its Subsidiaries engaged in the Telecommunications and Information Technology Sector to also notify the Brazilian competent Authority) of any and all changes in their respective shareholdings as a result of each corporate restructuring which has been undertaken by the Company and its Subsidiaries since the date of the organization of the Company and each of its Subsidiaries to date;

         (k) except as set forth in Schedule 3.1(k), it has complied with and is in compliance in all material respects with all applicable laws, regulations, ordinances, rules, orders, judgments, decrees and awards of any Authority in connection with its assets, properties and business. It has not received any notice of any failure to comply with, nor are there any circumstances which indicate that it is in violation of any such laws, regulations, ordinances, orders, judgments or decrees;

         (l) it has not, nor has any of its directors, officers, managers, employees, agents or representatives directly or indirectly, offered, paid or promised to pay, or authorized the payment of any money or other thing of value (including any fee, gift, sample, travel expense, or entertainment with a value in excess of US$250 or the equivalent thereof in any currency) to any person who is an official, officer, agent, employee or representative of any government or instrumentality thereof or of any government-owned or non-government owned existing or prospective customer, to any political party or official thereof, to any candidate for political or political party office, or to any other person or Authority while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official or candidate, to obtain or retain business. All payments made by the Company to third parties are made by check mailed or otherwise delivered to the principal place of business of a party; or by wire transfer to a bank located in the same jurisdiction as such place of business of a party, in all cases in the name of such third party;

         (m) each transaction of the Company has been properly and accurately recorded on the books and records of the Company, and each document (including any contract, invoice or receipt) on which entries in the Company's books and records are based is complete and accurate in all respects. The Company has maintained a system of internal accounting controls adequate to insure that each maintains no off-the-books accounts and the assets of the Company are used only in accordance with the directives of the Company's management;

         (n) the Company has at all times during the previous five-year period complied with the export control laws of the United States with respect to products, services and technology obtained from the United States, and with those of any other jurisdictions, to the extent such U.S. and other laws were or are applicable. Except as set forth in Schedule 3.1(n) no product sold or service performed by the Company in the previous five-year period has been sold or performed, directly or indirectly, to or for the benefit of, nor has the Company had any business dealings whatsoever with, any person of or in Cuba, Iran, Iraq, Libya, Serbia, Montenegro or Serbian-controlled portions of Croatia or Bosnia, or North Korea, or any person owned or controlled by any of the foregoing (including without limitation "specially designated nationals"). Except as set forth on Schedule 3.1(n), no product sold or service performed by the Company during the previous five-year period has contained more than ten percent (10%) U.S. content by value or was manufactured or provided using any U.S. origin technical data;

         (o) except as set forth on Schedule 3.1(o), during the previous five-year period, no product has been sold or service performed by the Company to or for the benefit of customers in Bahrain, Jordan, Kuwait, Lebanon, Oman, Qatar, Saudi Arabia, Sudan, Syria, United Arab Emirates, or Yemen; and

         (p) the representations referred to in Subsections (a) through (o) above are also made on behalf of each Subsidiary and Affiliate of the Company and therefore applicable to each of such Subsidiaries and Affiliates "mutatis mutandis".

         Section 3.2 Representations and Warranties of the Sponsor. The Sponsor hereby represents and warrants to Williams that:

         (a) it is a corporation duly incorporated and validly existing under the laws of Brazil and has the corporate power to own its assets, conduct its business as presently conducted and to enter into this Agreement and any agreements in implementation hereof;

         (b) it has full power and authority to undertake the obligations hereunder, to execute and deliver this Agreement, to perform its obligations and observe the terms and provisions mentioned herein;

         (c) the execution and delivery of this Agreement and the performance of the obligations set forth herein have been duly authorized by all necessary action on its part and constitute valid and legally binding obligations of the Sponsor, enforceable in accordance with its terms;

         (d) the execution and delivery of this Agreement and the performance of its obligations hereunder shall not conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default or require a consent under (i) any provision of its Estatuto Social; (ii) any provision of any applicable law, regulation, rule, decree, judgment or order to which it is subject; (iii) any provision of any indenture, mortgage, agreement or other instrument or arrangement to which it is a party, or which is binding upon it or any of its assets;

         (e) all governmental, corporate, shareholders', and creditors' authorizations, consents, approvals, waivers and licenses required for the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly obtained or granted and are in full force and effect;

         (f) except as set forth in Schedule 3.2(f), neither the Sponsor nor any Subsidiary or Affiliate of the Sponsor, except the Company, nor any statutory director ("conselheiro") or officer ("diretor") of any of the Sponsor, the Company or CTBC, has acquired any shares in CTBC or any options, warrants or other rights in respect of such shares, from subscribers of CTBC or otherwise. Schedule 3.2(f) sets forth all of the purchases, options or rights, whether written or oral, to acquire any shares in CTBC, held, owned or controlled by the Sponsor, any company of the Algar Group or their respective Subsidiaries or Affiliates;

         (g) when delivered at the Closing, the report on CTBC shares described in Section 5.1(o) shall be true and correct in all respects; and

         (h) it is the lawful owner, free and clear of all Liens, of one hundred ninety nine million, nine hundred ninety nine thousand, nine hundred and ninety five (199,999,995) common voting Shares and zero (0) preferred non-voting Shares representing approximately ninety three point ninety nine percent (93.99%) of the total number of issued and outstanding share capital of the Company on the date of this Agreement.

         Section 3.3 Representations and Warranties of the Company and the Sponsor. Without limiting the contents of the representations and warranties contained in Sections 3.1 and 3.2 of this Agreement, the Company and the Sponsor, jointly and severally, further represent and warrant to Williams that:

         (a) attached as Schedule 3.3(a) are the lists of the present shareholders of each of the Company and its Subsidiaries, including CTBC. Each of the Sponsor, the Company and the Subsidiaries and Affiliates of the Sponsor and the Company, and the shareholders of such entities, have no other direct and/or indirect equity or quasi-equity interest in any direct and/or indirect Subsidiary of the Company, including CTBC, except as set forth on Schedule 3.3(a) hereto;

         (b) under prevailing legislation, the subscribers of CTBC have the right to receive shares in exchange for the subscribers' fees already paid to CTBC for the right to use the respective telephone line. The shares, to be subscribed for by the new subscribers, can be common voting shares and/or preferred non voting shares, with due observance of the limits set forth in the Brazilian Corporate Law (Lei das Sociedades Anonimas). Except for these shares and capital increases, there exists no other options, warrants or any other rights which might result in the effective reduction of the percentage equity interest of the Company in any of its Subsidiaries and Affiliates;

         (c) a copy of the audited consolidated financial statements of Lightel Servicos and its Subsidiaries as of December 31, 1995 and the unaudited consolidated financial statements of the Company and its Subsidiaries as of September 30, 1996, are attached hereto as Exhibit 3.3(c). Such documents fairly completely and accurately present the financial position of Lightel Servicos and the Company and their respective Subsidiaries at the relative dates and for the respective periods covered, and have been prepared in conformity with accounting principles generally accepted in Brazil and applied on a consistent basis throughout the periods involved. Except as set forth in
Schedule 3.3(c), Lightel Servicos owns no other assets, equity or business;

         (d) since the date of the financial statements drawn up on September 30, 1996, the Company and each of its Subsidiaries and Affiliates have not suffered any material adverse change in their business prospects or financial condition or incurred any substantial or unusual loss or liability. For the purposes hereof the term "material" means any transaction (or a series of related transactions) valued at or an event (or series of related events) resulting in a loss or liability or change in financial position (or which can be reasonably be expected to result in a loss or liability or change in financial position) equal to or exceeding Five Million U.S. Dollars (U.S.$5,000,000) or its Dollar Equivalent in Reais. Since such date, the Company and each of its Subsidiaries and Affiliates have not undertaken or agreed to undertake any substantial obligation outside the ordinary course of business.

         (e) the books and records of the Company and each of its Subsidiaries and Affiliates have been prepared and maintained in accordance with accounting principles generally accepted in Brazil and consistently applied. The books of account of the Company and its Subsidiaries and Affiliates comply with the requirements of Brazilian law and are not affected by any extraordinary or non-recurring item;

         (f) since the date of the formation of the Company and of each of its Subsidiaries and Affiliates, there have been no liabilities, asserted liabilities or obligations of any nature affecting the Company or such Subsidiary or Affiliate, respectively, whether absolute, accrued, contingent or otherwise, other than those disclosed or reflected: (i) on each of the audited financial statements of the Company or such Subsidiary or Affiliate; or (ii) if arising after the date of the most recent audited financial statements of such entity, in the most recent unaudited financial statements of such entity; or
(iii) if arising after the date of the most recent unaudited financial statements of such entity, in the books and records of such entity;

         (g) since the date of its formation, the Company has ascertained and paid all taxes and quasi-tax contributions measured on its profits or levied by virtue of corporate restructurings and has further timely and punctually filed any tax returns required by the federal, state and municipal laws in Brazil;

         (h) all tax returns and reports of the Company and each of its Subsidiaries and Affiliates required by law to be filed have been duly filed and all tax assessments, fees and other governmental charges upon the Company and each of its Subsidiaries and Affiliates, or their properties, or their income or assets, which are due and payable, have been, paid, other than those presently payable without penalty or interest. If such taxes are not yet due, adequate provisions have been made in the accounting records of the Company and each of its Subsidiaries and Affiliates for the payment of such taxes;

         (i) except as set forth in Schedule 3.3(i), the Company and each of its Subsidiaries and Affiliates are not engaged in nor, to the best of their knowledge, threatened by, any litigation, arbitration or administrative proceeding the outcome of which might materially and adversely affect their business prospects or financial position. To the best of their knowledge and belief, the Company and each of its Subsidiaries and Affiliates are not in violation of any statute or regulation of any governmental authority and no judgement or order has been issued which has or is likely to have any materially adverse effect on the Company's and each Subsidiary's and Affiliate's business prospects or financial position;

         (j) the Company and each of its Subsidiaries and Affiliates have good and unencumbered title to all of the properties at which their business are carried on or are proposed to be carried on for the purposes of the Project;

         (k) the Company and each of its Subsidiaries and Affiliates have the right to all concessions, permissions, authorizations, trademarks, trade names, patents and license agreements necessary for the conduct of their business as now conducted and as proposed to be conducted, without any known conflict with the rights of others;

         (l) no person, firm or company has (other than as a shareholder and, according to law, as an employee) any right to participate in the profits of the Company and any Subsidiary or Affiliate. The Company and each of its Subsidiaries and Affiliates are not managed by any third party;

         (m) since the date of its formation, the Company has not engaged in any transaction or operation inconsistent with its status of a holding company;

         (n) except as set forth in Schedule 3.3(n), neither the Company nor any of its Subsidiaries or Affiliates is a party to any labor suit brought against it by any of its former employees claiming in court any payments associated with the labor relationship with the Company or any Subsidiary or Affiliate, nor is the Company or any Subsidiary or Affiliate a party to any legal action instituted by any third party;

         (o) except as set forth in Schedule 3.3(o), neither the Company nor any of its Subsidiaries or Affiliates is a party to, or committed to enter into, any material contract (i.e., contract other than in the ordinary course of business), which would or might affect the judgment of a prospective investor;

         (p) except as set forth in Schedule 3.3(p) neither the Company nor any of its Subsidiaries or Affiliates have any outstanding mortgage, charge or other Lien on any of their respective assets, and no contract or arrangement, conditional or unconditional, exists for the creation by any of such entities of any mortgage, charge or other Lien;

         (q) the Sponsor, the Company and CTBC are in compliance in all respects with, and no breach has occurred with respect to, their respective obligations under the mortgages, charges, or other Liens and contracts or arrangements, conditional or unconditional, set forth in Schedule 3.3(p) and under the following agreements, entered into with the International Finance Corporation, all of which are dated July 18, 1996: (i) Common Terms Agreement;
(ii) Subscription and Shareholders Agreement; (iii) Loan Agreement; (iv) Put Option Agreement; and (v) Guarantee Agreement; and any other agreement entered into with the International Finance Corporation by such entities;

         (r) except as set forth in Schedule 3.3(r), there are no contracts or other arrangements, written or oral, regarding the contribution or transfer of CTBC shares to Lightel;

         (s) the Sponsor agrees to indemnify, defend and hold Williams and its Affiliates harmless from any damages, losses, lost profits, liabilities and contingencies of any nature whatsoever derived from (i) any corporate restructuring that either the Company or any of its Subsidiaries (which are engaged in the Telecommunications and Information Technology Sector) might have undertaken to date; (ii) the inaccuracy of any representations and warranties contained in this Agreement; (iii) the breach of any covenant or agreement of the Sponsor or the Company under this Agreement; and (iv) all undisclosed liabilities of the Company, its Subsidiaries or Affiliates arising prior to the Closing.

         Section 3.4 Exercise of Sponsor's Voting Rights. The Sponsor agrees to exercise its voting rights and/or any other rights granted to it by law or otherwise, so as to permit the Company the fulfillment of all of its obligations hereunder and to achieve the prompt and effective implementation of this Agreement;

         Section 3.5 Warranty. Each of the Company and the Sponsor acknowledges that it has made the representations and warranties referred to in Sections 3.1 through 3.4 with the intention of persuading Williams to enter into this Agreement and that Williams has entered into this Agreement on the basis of, and in full reliance on, each of such representations and warranties. Each of the Company and the Sponsor warrants to Williams that each of such representations and warranties is true and correct in all material respects as of the date of this Agreement and that none of them omits any matter the omission of which makes any of such representations or warranties misleading. For the purposes hereof the phrase "in all material respects" means the absence of any event, condition or circumstance which might jeopardize the transactions contemplated in this

Agreement, the Williams Subscription or the ownership by Williams of the Williams Shares, or the knowledge of which would cause a reasonable investor to refrain from making an investment such as the Williams Subscription, on the existing terms set forth herein.

         Section 3.6 Rights and Remedies not Limited. Williams' rights and remedies in relation to any misrepresentation or breach of warranty on the part of the Company or the Sponsor are not prejudiced:

         (a) by any investigation by or on behalf of Williams into the affairs of the Company;

         (b) by the execution or the performance of this Agreement; or

         (c) by any other act or thing which may be done by or on behalf of Williams in connection with this Agreement and which might, apart from this Section, prejudice such rights or remedies.

         Section 3.7 Representations and Warranties for Williams Subscription. For the purpose of the single subscription and payment of the Williams Shares, the Company shall represent and warrant that:

         (a) the representations and warranties made or confirmed in Sections 3.1, 3.2, 3.3 and 3.5 continue to be true;

         (b) no Event of Suspension and/or Cancellation has happened and is continuing;

         (c) since the date of this Agreement, nothing has occurred which might materially adversely affect the carrying out of the Project or the Company's business prospects or financial condition or the business prospects or financial condition of each of its Subsidiaries and Affiliates, or make it improbable that the Company or any of its Subsidiaries or Affiliates shall be able to fulfill any of its obligations under any agreement to which the Company, each Subsidiary or Affiliate is a party, including this Agreement; nor has the Company or any Subsidiary or Affiliate incurred any substantial or unusual loss or liability. For the purposes hereof the phrase "materially adversely affect" means any event, condition or circumstance which might jeopardize the transactions contemplated in this Agreement, the Williams Subscription or the ownership by Williams of the Williams Shares, or the knowledge of which would cause a reasonable investor to refrain from making an investment such as the Williams Subscription, on the existing terms set forth herein; and

         (d) the proceeds of the subscription and payment are, at the date of the relevant request, needed by the Company for the purposes of the Project, the details of which are set forth in Schedule 2.1 hereto, or shall be needed for that purpose within three (3) months of such date.

         Section 3.8 Representations and Warranties of Williams. Williams hereby represents and warrants to the Sponsor and the Company that:

         (a) it is a limited company duly incorporated and validly existing under the laws of the Cayman Islands, British West Indies, and has the corporate power to own its assets, conduct its business as presently conducted and to enter into this Agreement and any agreements in implementation hereof;

         (b) it has full power and authority to undertake the obligations hereunder, to execute and deliver this Agreement, to perform its obligations and observe the terms and provisions mentioned herein;

         (c) the execution and delivery of this Agreement and the performance of the obligations set forth herein have been duly authorized by all necessary action on its part and constitute valid and legally binding obligations of Williams, enforceable in accordance with its terms;

         (d) the execution and delivery of this Agreement and the performance of its obligations hereunder shall not conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default or require a consent under (i) any provision of its Memorandum and Articles of Association; (ii) any provision of any applicable law, regulation, rule, decree, judgment or order to which it is subject; (iii) any provision of any indenture, mortgage, agreement or other instrument or arrangement to which it is a party, or which is binding upon it or any of its assets; and

         (e) all governmental, corporate, shareholders', and creditors' authorizations, consents, approvals, waivers and licenses required for the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly obtained or granted and are in full force and effect.

                                   ARTICLE 4

                             WILLIAMS SUBSCRIPTION

         Section 4.1 Subscription by Williams.

         (a) On the terms and subject to the conditions of this Agreement, Williams shall have the right to subscribe for the Williams Preferred Shares and the Williams Common Shares and pay therefor an aggregate price not to exceed nineteen million, eight hundred forty-three thousand, five hundred ninety-one dollars and forty-four cents ($19,843,591.44). After giving effect to the Williams Subscription, the Stock Purchase Agreement and the provisions of Side Letters 1, 2 and 3 set forth in Exhibit 14.2, the Williams Shares shall represent twenty percent (20%) of the total issued and outstanding Shares of the Company.

         (b) The Company shall request Williams to subscribe for the totality of the Williams Shares by delivering to Williams, at least seven (7) Business Days prior to the proposed date of subscription, a request in the form of
Exhibit 4.1(b).

         (c) Williams shall disburse the aggregate of the subscription price of the Williams Shares in one lump sum to the credit of the Company at the bank specified in the request for subscription or at such other bank in such place as Williams and the Company from time to time agree.

         (d) Notwithstanding anything contained in this Agreement, Williams may, at any time and from time to time, in its discretion and without request by the Company, subscribe and pay, on the terms set out in Subsection (a) above, for any or all of the Williams Shares; provided that Williams may not subscribe for Shares representing more than twenty per cent (20%) of the total issued and outstanding share capital of the Company pursuant to this Section.

         (e) Upon the subscription and payment by Williams under this Section, the Company shall:

                 (i) issue to Williams the number of Williams Shares so subscribed free of all Liens and which shall rank, pari passu in all respects with all other Shares of the same category of Williams Shares and deliver to Williams two (2) share certificates evidencing valid title to such number of Williams Preferred Shares and Williams Common Shares, respectively; and

                 (ii) furnish to Williams evidence that the Williams Shares have been duly and validly authorized, issued and delivered in compliance with Brazilian law and that all other legal requirements in connection with the authorization, issue and delivery have been duly satisfied, including the making of the proper entries in the shareholders registry book of the Company.

         Section 4.2 Actions Prohibited until Williams Shares Issued. Until all of the Williams Shares have been subscribed or the right of the Company to the subscription and disbursement under the Williams Subscription has been canceled as provided in Section 4.3 whichever first occurs:

         (a) the Company shall maintain a sufficient number of authorized and unissued Shares to satisfy in full the exercise of Williams's rights under the Williams Subscription; and

         (b) the Company shall not, unless Williams otherwise agrees:

                 (i) issue any Shares of any class, except in accordance with the Financial Plan;

                 (ii) increase its subscribed, paid in and authorized capital except in accordance with the provisions of this Agreement;

                 (iii) change the rights attached to, any of its Shares of any class; or

                 (iv) take any other action by amendment of its Estatuto Social or through reorganization, consolidation, merger or sale of assets, or otherwise which might result in the equity interest in the Company represented by the Williams Shares being equivalent to less than twenty percent (20%) of the total issued and outstanding Shares of the Company.

         Section 4.3 Suspension and Cancellation of Williams Subscription. (a) Williams may, by notice to the Company, suspend or cancel the right of the Company to the Williams Subscription:

         if:

                 (i) by February 28, 1997 any of the conditions of subscription and payment under the Williams Subscription as set forth in Section 5.1 has not been met; or

                 (ii) the Company has not requested the subscription and disbursement under the Williams Subscription by such date;

                 (iii) if any Event of Suspension and/or Cancellation has occurred and is continuing, or if the Event of Suspension and/or Cancellations specified in Section 6.1 (m) is, in the reasonable opinion of Williams, imminent; or

                 (iv) if, at any time, in the reasonable opinion of Williams, there exists any situation which indicates that performance by the Company of any of its obligations under this Agreement cannot be expected.

         (b) The exercise by Williams of its right of suspension does not preclude Williams from exercising its right of cancellation, either for the same or another reason. A suspension does not limit any other provision of this Agreement.

         Section 4.4 Obligations of the Company after the Making of the Williams Subscription.

         (a) Within ten (10) Business Days following the subscription and payment for the Williams Shares, the Company agrees to assist Williams in applying with the Banco Central for the issuance of the Certificado de Registro to evidence the Williams Shares as a foreign investment of Williams so as to allow Williams the receipt of dividends, proceeds of sale of the Williams Shares and any other Shares of the Company received by Williams by way of stock dividends, share splits or replacement shares.

         (b) The Company agrees to provide the Banco Central with any information and/or document that the Banco Central may request and to comply with any requirement the Banco Central may make so as to issue the Certificado de Registro.

         (c) The Company shall be liable for the payment of any penalty or fine that might be imposed by the Banco Central as a result of an event attributable to the Company in case of its failure to comply with the terms set forth in the applicable legislation for the application for registration of foreign investments in Brazil and the fulfillment of any requirement made by the Banco Central for such purpose or any other purpose.

         (d) The Company shall make its best efforts to assist Williams to cause the Banco Central to issue the Certificado de Registro evidencing the Williams Shares within sixty (60) days following the Closing. Within two (2) Business Days following the receipt of such Certificado de Registro by the Company, the Company agrees to send the original copy thereof to Williams.


                                   ARTICLE 5

                CONDITIONS OF WILLIAMS SUBSCRIPTION AND PAYMENT

         Section 5.1 Conditions of the Williams Subscription. The obligation of Williams to make subscription and disbursement under the Williams Subscription is subject to the fulfillment, in a manner satisfactory to Williams, prior to or concurrently with the making of such subscription and disbursement, of the following conditions:

         (a) the Sponsor, the Company, its Subsidiaries and Affiliates have performed all of their respective obligations due to be performed under the Transaction Documents, including this Agreement, in each case due to be performed prior to the disbursement;

         (b) arrangements have been made by the Company and by each of its Subsidiaries and Affiliates with respect to the installation and operation of an accounting and cost control system and a management information system satisfactory to Williams and for the confirmation of Arthur Andersen as Auditors for the Company and for each of its Subsidiaries and Affiliates;

         (c) the Company, each of its Subsidiaries and Affiliates have insured their respective properties and business with adequate coverage covering risks normally covered by companies engaged in the relevant Telecommunications and Information Technology Sector pursuant to the minimum insurance requirements set forth in Schedule 5.1(c) hereto and Williams has been provided with copies of all insurance policies together with a certificate of the insurer confirming that such policies are in effect;

         (d) all the Transactions Documents have been entered into by all parties to them, have become (or, as the case may be, remain) unconditional and fully effective in accordance with their respective terms; and, if Williams requires, Williams has received a copy of each Transaction Document to which it is not a party, certified as a true and complete copy by the Company;

         (e) the Board of Directors of the Company shall have: (i) convened an Extraordinary Shareholders Meeting of the Company to be held on the Closing Date, at which the Sponsor shall vote to appoint the Williams Director to the Board of Directors of the Company; and (ii) adopted a Board resolution stating the policy of the Company regarding CTBC shares in the terms described in
Section 10.11;

         (f) the Company has obtained, or made adequate arrangements for obtaining, all Authorizations and other necessary approvals or consents for:

                  (i) the Williams Subscription;

                  (ii) the carrying on of the business of the Company as it is presently carried on and is contemplated to be carried on;

                  (iii) the carrying out of the Project and the implementation of the Financial Plan; and

                  (iv) the due execution and delivery of, and performance under, the Transaction Documents, and any documents necessary or desirable in their implementation and delivery of the Williams Shares;

         (g) and has provided Williams with copies of those Authorizations, certified as true and complete copies by the Company, if Williams so requires;

         (h) Williams has received a legal opinion substantially in the form of
Exhibit 5.1(h) hereto from the Sponsor's and the Company's in-house general counsel, with respect to:

                  (i) the organization, existence, operations and corporate restructurings of each of the Company, its Subsidiaries and Affiliates, and the formation of their respective authorized, subscribed and paid-in share capital;

                  (ii) the matters referred to in Subsections (d), (e) and (f) above;

                  (iii) the title of the Company, each of its Subsidiaries and Affiliates to, or other interest of the Company, each of its Subsidiaries and Affiliates in their respective immovable and moveable assets;

                  (iv) the authorization, execution, validity and enforceability of this Agreement, and any documents in implementation of this Agreement;

                  (v) the validity, effectiveness and enforceability of the Concessions and the Portarias;

                  (vi) the terms and conditions for the payment of the compensation due to CTBC in the event the Concession Agreement is terminated for any reason whatsoever;

                  (vii) the representations and warranties of the Sponsor and the Company contained in this Agreement are true and accurate in all respects as of the Closing Date and the Sponsor and the Company are in full compliance in all respects with the covenants contained in this Agreement as of the Closing Date; and

                  (viii) such other matters relating to the transactions contemplated by this Agreement, and any other Transaction Documents as Williams reasonably requests;

         (i) Williams has received (if Williams so requires) reimbursement of fees and expenses of Williams' counsel and other expenses as provided in
Section 14.9 unless paid beforehand directly to such counsel upon the request of Williams;

         (j) Williams has received the Certificate of Incumbency and Authority;

         (k) the Company and each of its Subsidiaries and Affiliates shall be in compliance with national and local environmental, safety and health laws and standards and the relevant World Bank Guidelines;

         (l) since the date of the latest financial statements attached hereto, the Company has not, nor has any of its Subsidiaries and Affiliates, incurred any loss or liability;

         (m) after giving effect to the Williams Subscription, the Company shall not be in violation of:

                  (i) its Estatuto Social;

                  (ii) any provision contained in any document to which the Company is a party (including this Agreement) or by which the Company is bound; or

                  (iii) any applicable Brazilian law, rule or regulation;

         (n) immediately after the Williams Subscription, Williams shall not have subscribed or paid for a higher proportion of the Williams Shares than the proportion which all of the remaining

Shareholders of the Company have by then subscribed or paid for of the total number of Shares to be subscribed by them in accordance with the Financial Plan;

         (o) the Sponsor shall have delivered to Williams a true and correct report of all shares of CTBC acquired by the Sponsor, the Company or any their respective Subsidiaries or Affiliates, from a non-Affiliate from the date hereof until the Closing Date, indicating the number and class of shares acquired, the identity of the purchaser and of any subsequent transferees or assignees of such shares, the date of the purchases and subsequent transfers or assignments of such shares, if any, and the effective net price paid for such shares upon initial purchase and any subsequent transfers or assignments;

         (p) no Event of Suspension and/or Cancellation shall have occurred and be continuing;

         (q) the Sponsor shall have delivered to Williams an update of Schedule 3.1(g), to reflect any additional transactions which have occurred between the date hereof and the Closing Date; and

         (r) the Stock Purchase Agreement shall have been executed and delivered by the Sponsor, the Company and ABC Industrial e Comercio S.A. - ABC INCO, and the Shares to be purchased by Williams thereunder shall be available for purchase by Williams thereunder at the Closing free from any preemptive rights, Liens, charges or encumbrances whatsoever.

         Section 5.2 Company Certification. The Company shall deliver to
Williams:

         (a) as part of the request for the subscription and disbursement under the Williams Subscription a certification, substantially in the form of Exhibit 4.1(b) signed by the Chairman with respect to the matters referred to in
Section 3.7 and the conditions specified in Section 5.1, expressed to be effective as of the date of the subscription and disbursement under the Williams Subscription; and

         (b) such evidence as Williams reasonably requests of the proposed utilization of the proceeds of the subscription and disbursement under the Williams Subscription.

         Section 5.3 Conditions for Williams Benefit. The conditions in Sections 5.1 and 5.2 are for the benefit of Williams and may be waived only by Williams at its sole discretion.

         Section 5.4 Saving of Rights. Unless Williams otherwise notifies the Company, and without limiting the generality of Section 14.12, the right of Williams to require compliance with any condition under this Agreement which Williams waives in respect of the subscription and disbursement under the Williams Subscription is preserved for the purpose of the future exercise of any other right of Williams hereunder.

                                   ARTICLE 6

     EVENTS OF SUSPENSION AND/OR CANCELLATION OF THE WILLIAMS SUBSCRIPTION

         Section 6.1 Events of Suspension and/or Cancellation. Each of the following events constitutes an Event of Suspension and/or Cancellation:

         (a) if the Company, any Subsidiary or Affiliate fails to carry out the Project and conduct its business with due diligence and efficiency in accordance with sound engineering, financial and business practices; if the Company fails to carry out the Project in accordance with the Project description which is contained in Schedule 2.1 (subject to any modifications to which Williams may agree); or fails to cause the funding specified in the Financial Plan to be applied exclusively to the Project;

         (b) if the Company, any of its Subsidiaries or Affiliates fails to maintain at all times a firm of independent public accountants of international standing and sound reputation as auditors of each of such companies;

         (c) if the Company, any Subsidiary or Affiliate fails to design, construct, operate and maintain all plant and equipment in compliance with the applicable environmental, occupational health and safety requirements of the Government of Brazil and the local authorities, and applicable World Bank Guidelines;

         (d) except to the extent required by Brazilian laws, if the Company declares or pays any dividend or makes directly or indirectly any distribution on its share capital, or purchases, redeems or otherwise acquires any Shares of the Company or any option over the same prior to Closing or the cancellation by Williams of the Williams Subscription, as the case may be;

         (e) if either the Company or any Subsidiary or Affiliate enters into any transaction with any person other than in the ordinary course of business, on ordinary commercial terms and on the basis of arm's-length arrangements;

         (f) if either the Company or any Subsidiary or Affiliate enters into any partnership (except for the purpose of carrying out the Project), profit-sharing or royalty agreement or other similar arrangement whereby the Company's or any Subsidiary's or Affiliate's income or profits are, or might be, shared with any other person; or if the Company or any Subsidiary or Affiliate enters into any management contract or similar arrangement whereby the business or operations of the relevant company are managed by any other person;

         (g) if the Company forms any Subsidiary or acquires shares of any company, unless each of such Subsidiary and company is designed to be a company of the Company Group;

         (h) if the Company changes its Estatuto Social in any manner which would be inconsistent with the provisions of any Transaction Document; changes its Fiscal Year; changes the nature of its present and contemplated business or operations or change the nature or scope of the Project; sells, transfers, leases or otherwise disposes of all or a substantial part of its assets (whether in a single transaction or in a series of transactions, related or otherwise) other than sales, transfers, leases or other forms of disposal in the ordinary course of business; or undertakes or permits any merger, consolidation, spin-off or the transformation of the legal structure of any company of the Company Group into any other structure;

         (i) if the Company terminates, amends or grants any waiver in respect of any provision of any Transaction Document;

         (j) if the Sponsor, any Subsidiary or Affiliate of the Company fails to perform any obligation under any Transaction Document to which it is a party;

         (k) if the Sponsor, the Company or any of their respective Subsidiaries or Affiliates fails to perform any of its obligations under this Agreement or any other agreement between the Sponsor, the Company or such Subsidiary or Affiliate, on the one hand, and Williams, on the other hand;

         (l) if any representation or warranty confirmed or made in Article 3 or in connection with the execution and delivery of this Agreement, or in connection with the request for subscription and disbursement under this Agreement, shall be found to be incorrect in any material respect. For the purposes hereof the phrase "in any material respect" means the existence of any event, condition or circumstance which might jeopardize the transactions contemplated in this Agreement, the Williams Subscription or the ownership by Williams of the Williams Shares, or the knowledge of which would cause a reasonable investor to refrain from making an investment such as the Williams Subscription, on the existing terms set forth herein.

         (m) if any government or governmental Authority shall have condemned, nationalized, seized, or otherwise expropriated (including in any gradual or progressive manner), all or any substantial part of the property or other assets of the Sponsor, the Company, any Subsidiary or Affiliate or of the share capital of the relevant company or shall have assumed custody or control of such property or other assets or of the business or operations of the Sponsor, the Company, any Subsidiary or Affiliate or of the share capital of the relevant company, or shall have taken any action for the dissolution or disestablishment of the Sponsor, the Company, any Subsidiary or Affiliate or any action that would prevent any of such companies or its officers from carrying on its business or operations or a substantial part thereof;

         (n) if a decree or order by a court is entered against the Company, the Sponsor, any of the Company's Subsidiaries or Affiliates:

                  (i) adjudging the Company, the Sponsor, any of the Company's Subsidiaries or Affiliate, "concordatarias", bankrupt or insolvent;

                  (ii) approving as properly filed a petition seeking reorganization, "concordata" arrangement, adjustment or composition of, or in respect of, the Company, the Sponsor, any of the Company's Subsidiaries or Affiliates under any applicable law;

                  (iii) appointing a receiver, liquidator, assignee, trustee, "comissario," sequestrator (or other similar official) of the Company, the Sponsor, any of the Company's Subsidiaries or Affiliates or of any substantial part of the property or other assets owned by any of such persons; or

                  (iv) ordering the dissolution, winding up or liquidation of the affairs of the Company, the Sponsor, any of the Company's Subsidiaries, or any Affiliate;

                  (v) or any petition is filed seeking any of the above and is not dismissed within thirty (30) days;

         (o) if the Company, the Sponsor, any of the Company's Subsidiaries or
Affiliates:

                  (i) requests a moratorium or suspension of payment of debts from any court;

                  (ii) institutes proceedings or takes any form of corporate action to be liquidated, adjudicated bankrupt or insolvent;

                  (iii) consents to the institution of bankruptcy or insolvency proceedings against it;

                  (iv) files a petition or answer or consent seeking reorganization ("concordata") or relief under any applicable law, consents to the filing of any such petition or to the appointment of a receiver, liquidator, "comissario" assignee, trustee, sequestrator (or other similar official) of the Company, the Sponsor, any of the Company's Subsidiaries or Affiliates, or of substantial part of their respective properties;

                  (v) makes a general assignment for the benefit of creditors;
or

                  (vi) admits in writing its inability to pay its debts generally as they become due or otherwise becomes insolvent;

         (p) if an attachment or analogous process is levied or enforced upon or issued against any of the assets of the Company, the Sponsor, any of the Company's Subsidiaries or Affiliates, is not discharged within thirty (30) days;

         (q) if any other event occurs which under any applicable law would have an effect analogous to any of those events listed in Subsections (n), (o), and (p) above;

         (r) if any provision of any Transaction Document is revoked, terminated or ceases to be in full force and effect or the performance of the obligations of any party to such agreements becomes unlawful or any such document is declared to be void or is repudiated or its validity or enforceability at any time is contested by any person and the provision is not restored or replaced by a provision acceptable to Williams, or such repudiation or challenge withdrawn within thirty (30) days of Williams' notice to the Company requiring that restoration, replacement or withdrawal;

         (s) if this Agreement, any Concession, the Concession Agreement, or any Portaria:

                  (i) is breached by the relevant party to it and such breach may have an adverse effect on the ability of the Company to perform and observe its obligations under any Transaction Document; or

                  (ii) is revoked, terminated or ceases to be in full force and effect without the prior consent of Williams, or performance of the obligations under this Agreement, any Concession, Concession Agreement or under any of the Portarias becomes unlawful; or any of such agreements, concessions or Portarias is declared to be void or is repudiated or its validity or enforceability at any time is contested by any party to it.

         (t) if a default shall have occurred with respect to any indebtedness of the Company or under any agreement pursuant to which there is outstanding any such indebtedness of the Company, and such default shall have continued for more than any applicable period of grace;

         (u) if any Authorization necessary for the carrying out of the Project and the Company's business and operations generally, as well as the business and operations of each of its Subsidiaries or Affiliates or for the performance by the Company, each Subsidiary or Affiliate of its obligations under each Transaction Document is not obtained when required or otherwise at any time ceases to be in full force and effect, including in respect of the remittance to Williams or its assigns in freely convertible currency any amounts of dividends on, or proceeds of sale of, the Williams Shares and the relevant Authorization is not restored or reinstated within thirty (30) days of notice by Williams to the Company requiring that restoration or reinstatement;

         (v) if any provision of this Agreement is or becomes invalid, illegal or unenforceable;

         (w) if any of the Sponsor, the Company or CTBC are not in compliance in all respects with their obligations under mortgages, charges or other liens and contracts or arrangements, conditional or unconditional, set forth in
Schedule 3.3(p) and the agreements with the International Finance Corporation mentioned in Section 3.3(q);

         (x) if any occurrences, events, circumstances or conditions which, individually or in the aggregate, constitute a material adverse change, shall have occurred or arisen after the date hereof, including any occurrences, events, circumstances or conditions which, notwithstanding the Sponsor's or the Company's disclosure to Williams prior to the Closing Date, have or with the passage of time or the giving of notice or both, would have a material adverse effect on William's rights under this Agreement or a material adverse effect on either the Company taken as a whole or on CTBC; or

         (y) if after the date hereof, the Sponsor or any of its Subsidiaries or Affiliates, excluding the Company, shall have acquired by any means, directly or indirectly, any shares of CTBC other than those expressly disclosed in this Agreement to be held, directly or indirectly, legally or beneficially, by such persons and entities.


                                   ARTICLE 7

                     TAG ALONG RIGHTS AND PREEMPTIVE RIGHTS


         Section 7.1 Sale of Sponsor's Shares. In the event that at any time after the Closing the Sponsor proposes to sell to a Third Party or receives an offer from a Third Party to purchase a Sponsor Disposition Percentage, the Sponsor agrees to deliver to Williams the Tag Along Notice.

         Section 7.2 Procedure.

         (a) Within thirty (30) days following the receipt by Williams of the Tag Along Notice, Williams shall send a Williams Notice to the Sponsor, informing it whether Williams wishes or not to also sell the Williams Tag Along Shares to such Third Party.

         (b) In the event that Williams decides not to sell the Williams Tag Along Shares to such Third Party, or if Williams fails to give the Williams Notice within the period mentioned in Subsection (a) above, the Sponsor shall (subject to the "Estatuto Social" of the Company) be free to dispose of the relevant Sponsor Disposition Percentage to such Third Party.

         Section 7.3 Obligation of the Sponsor. In order to comply with the provisions of Section 7.1, the Sponsor agrees that no disposal of any Sponsor Disposition Percentage may be made and no offer received by it from a Third Party to purchase any of such Sponsor Disposition Percentage may be accepted, unless Williams fails to give within the period established in Section 7.2 (a) the Williams Notice or Williams delivers to the Sponsor a Williams Notice advising it of its decision not to sell the Williams Tag Along Shares to such Third Party.

         Section 7.4 Price of the Williams Tag Along Shares. The parties agree that in the event Williams decides to sell the Williams Tag Along Shares to such Third Party the price payable therefor shall be the price in Dollars (the "Williams Offered Price") determined as follows:

         (a) the Offered Price shall be divided by the number of shares corresponding to the relevant Sponsor Disposition Percentage, so as to ascertain the price per share implied therein (the "Price Per Share");

         (b) the Price Per Share (if denominated in Reais) shall be converted into its Dollar Equivalent by using the Exchange Rate prevailing on the Business Day immediately preceding the date the Sponsor sends to Williams the Tag Along Notice; and

         (c) The Price Per Share shall be then multiplied by the number of Williams Tag Along Shares and the result shall be the Williams Offered Price.

         Section 7.5 Savings of Rights. The decision by Williams not to exercise its rights in respect of any one Tag Along Notice under this Article 7 shall not impair or affect the exercise of such rights in respect of any future Tag Along Notice.

         Section 7.6 Tag Along Rights Interpretation. Nothing contained in this
Article 7 should be interpreted as obligating Williams to sell any Williams Tag Along Shares to any Third Party.

         Section 7.7 No Obligation. The Sponsor expressly acknowledges that should Williams wish to sell the Williams Total Equity, in whole or in part, or should Williams receive an offer from a person to purchase the relevant portion of the Williams Total Equity, Williams has no obligation whatsoever to require such person to acquire a pro-rata number of shares then held by the Sponsor in the Company.

         Section 7.8 Pre-emptive Rights. After the Closing, Williams shall be assured the right to, at its discretion, (i) subscribe for Shares in any increase of the Company's subscribed capital pro-rata to its then equity participation in the Company's share capital and (ii) effect the payment for such new Shares under the same terms and conditions as the other Shareholders.

         Section 7.9 Right of First Notice. In the event that Williams intends to sell all or a portion of the Williams Shares, then Williams shall first notify the Sponsor of such intention by providing the Sponsor with all relevant information for the Sponsor to make a competitive offer thirty (30) days prior to offering such Williams Shares for sale and Sponsor shall have ten (10) days from the date of such notice to submit to Williams a competitive offer for the purchase by Sponsor of such Williams shares. If the Sponsor submits to Williams an offer that is equal to or better in all respects than every other offer received by Williams, then Williams shall accept the Sponsor's offer over such other offer(s); provided, however, that Williams shall not be required to accept the Sponsor's offer if Williams does not receive any other offer or decides to retain the Williams Shares.

                                   ARTICLE 8

                               BOARD OF DIRECTORS

         Section 8.1 Williams' Director.

         (a) At any time on or after the Closing, and until the earlier of five
(5) years from the date hereof or the termination of this Agreement, Williams shall be entitled to appoint in consultation with the Company one individual (the "Williams Director"), who shall be a full voting member of the Board of Directors of the Company, and one individual to be an alternate to the Williams Director, to vote when the Williams Director is not available to attend. Williams shall be entitled to substitute, remove and/or dismiss the Williams' Director and his/her alternate so appointed at any time. Williams shall also be entitled to have an observer (a Williams employee) attend all Meetings of the Board of Directors of the Company, who shall not have any voting rights.

         (b) Williams agrees to make best efforts to appoint as the Williams Director an individual who is able to discuss business in Portuguese provided that, in the event Williams does not appoint a Williams Director (or alternative Williams Director) who is able to discuss business in Portuguese then in that event the Company shall furnish an interpreter at the Company's expense or conduct the meetings in the English language.

         Section 8.2 Expenses. The Company agrees to pay or reimburse Williams for the reasonable expenses that the Williams Director and his/her alternate may incur to attend the meetings of the Board of Directors.


                                   ARTICLE 9

                                PUBLIC OFFERING

         Section 9.1 Piggy-Back Rights.

         (a) If at any time after Closing the Company proposes to make a public offering of its Shares, the Company shall give written notice to Williams of such proposed public offering as soon as practicable but in no event less than ninety (90) days prior to the first of any proposed filing with applicable regulatory Authorities in connection with such proposed public offering (a "Piggy-Back Registration"). Williams shall have the right to sell in such proposed public offering, and register with applicable regulatory Authorities, the Williams Piggy-

Back Shares by sending the Company the Williams Piggy-Back Notice. The Company shall cause the managing underwriter or underwriters of the proposed public offering to include in such public offering the Williams Piggy-Back Shares requested to be included by Williams in the Williams Piggy-Back Notice on the same terms and conditions as the Company's Shares. Ten (10) Business Days prior to the date the public offering becomes effective Williams may withdraw its request for inclusion of the Williams Piggy-Back Shares in the proposed public offering by giving written notice to the Company of its request to withdraw. The Company may withdraw a Piggy-Back Registration at any time prior to the time it becomes effective under applicable law.

         (b) The Company shall use its best efforts to cause all Shares included in the Piggy-Back Registration to be listed on the Rio de Janeiro Stock Exchange; on the Sao Paulo Stock Exchange; or on any other major Brazilian and/or international Stock Exchange.

         Section 9.2 Restriction on Sale by the Company. The Company agrees not to effect any sale or distribution of any securities similar to Shares, or any securities convertible into or exchangeable or exercisable for Shares, during the 14-day period prior to, and during the 90-day period beginning on, the later of (a) the effective date of any registration statement (except as part of such registration statement) and (b) the commencement of a public distribution of Shares.


                                   ARTICLE 10

                           OBLIGATIONS OF THE SPONSOR

         Section 10.1 Obligation Not to Compete

         (a) The Sponsor covenants and agrees not to compete directly or indirectly, and shall cause its Subsidiaries and Affiliates and the directors and officers of the Sponsor and such Subsidiaries and Affiliates, not to compete directly or indirectly, with the business of the Company, and covenants and agrees that, except as provided in Section 10.2(a), the Company shall be the sole vehicle for all investments of the Algar Group and its shareholders in the Telecommunications and Information Technology Sector and therefore agrees to and shall cause its Subsidiaries and Affiliates, and the directors and officers of the Sponsor and such Subsidiaries and Affiliates, to channel through the Company all present and contemplated business, Business Opportunities, commercial activities and operations of the Algar Group in the Telecommunications and Information Technology Sector; and in furtherance of its covenant under this Section 10.1(a), and not in limitation thereof, the Sponsor covenants and agrees to Williams that it shall not, and shall cause its Subsidiaries and Affiliates not to, directly and/or indirectly, (i) form any other company; or (ii) otherwise subscribe for and/or purchase any share of any company; or (iii) acquire any quasi-equity interest, or otherwise participate in any company which is actually engaged or proposes to be engaged in the Telecommunications and Information Technology Sector, unless any new company referred to in (i) above is designed to be a Subsidiary of the Company or of any company of the Company Group.

         (b) Moreover, and without limitation of Section 10.1(a), for the purposes of this Section, the Sponsor or any of its Subsidiaries or Affiliates shall be considered as competing with the business of the Company if:

                  (i) the Sponsor or such Subsidiary or Affiliate is retained by any company engaged in the Telecommunications and Information Technology Sector as a provider of managerial, technical and/or consulting services (in this latter case including, but not limited to, specialized services), whether evidenced in written agreements or otherwise, on a full or part time basis; or

                  (ii) the Sponsor or such Subsidiary or Affiliate agrees to be a party to any enterprise, venture or special purpose company carrying on or proposing to carry on specific telecommunications project in any capacity, including, but not limited to, in the capacity of beneficial owner of such enterprise, venture or special purpose company; or

                  (iii) the Sponsor or any of its Subsidiaries or Affiliates, other than the Company or a company of the Company Group, contracts with the Company or a company of the Company Group, to provide any product or service on other than arm's length terms (except as otherwise provided in this Agreement), or on terms and conditions less favorable to the Company or such company of the Company Group than those offered or available from third parties in the relevant market for such product or service; or

                  (iv) the Sponsor or any of its Subsidiaries or Affiliates, except for the Company, acquires by any means, directly or indirectly, shares of CTBC in excess of the amount set forth in Section 10.2(b).

         (c) For purposes of the provisions contained in this Section 10.1, the Sponsor agrees that the obligation not to compete with the Company as set forth herein includes any company of the Algar Group.

         Section 10.2 Permitted Equity Interests. The parties agree that the Sponsor shall not be deemed to be competing with the Company as a result of:

         (a) the activities conducted by ABC XTAL Microeletronica, Algar Bull, ABC Cristais, Americatel, ABC EMEP, Sabe and Xtal S.A.; and

         (b) subject to Section 10.3(a)(iii), the aggregate equity interest held by the Sponsor in CTBC which is represented by and shall not exceed thirty six million two hundred eighty-eight thousand four hundred fifty (36,288,450) shares equivalent to fourteen point three five (14.35%) of the total issued and outstanding shares of CTBC, consisting of eighteen million four hundred seventy two thousand one hundred ninety four (18,472,194) common shares and seventeen million eight hundred sixteen thousand two hundred fifty six (17,816,256) preferred shares, but only to the extent the Sponsor is required to hold these shares to meet the relevant requirements of the Concession Agreement and provided, that any equity interest held by the Sponsor or its Affiliates in CTBC in excess of the amount so required to be held shall be considered a breach of the Sponsor's covenants under this Article 10.

         Section 10.3 Covenant on Transfer of Equity Interests.

         (a) Notwithstanding the provisions of Section 10.2 above, in order to comply with the obligation undertaken pursuant to Section 10.1, the Sponsor agrees to:

                  (i) cause the Company, directly and/or indirectly, to subscribe for or otherwise acquire the totality of shares of the share capital of the companies of Algar Group engaged in the Telecommunications and Information Technology Sector and which are not part of Company Group, in a manner which shall be satisfactory to Williams in both form and substance including value and as soon as it is legally allowed or not prohibited after the date of this Agreement, but in any event within fifteen (15) months following the date of this Agreement;

                  (ii) subject to Section 10.3(a)(iii), transfer, or, as the case may be, cause to be transferred to the Company or to any company of the Company Group (A) the aggregate of its equity interest in CTBC (at the Sponsor's or Affiliate's actual purchase price for such interest of CTBC paid to the subscriber to whom CTBC issued such shares) except for the Shares the Sponsor is required to hold to meet the relevant requirements of the Concession Agreement, if any, as described in Section 10.2(b), within ninety (90) days from the date hereof; and (B) all the business and operations of Algar Bull and Americatel, in a manner which shall be satisfactory to Williams in both form and substance including value and as soon as it is legally allowed or not prohibited after the date of this Agreement, but in any event within fifteen
(15) months following the date of this Agreement; provided, however, that in both cases (A) and (B) of this Section 10.3(a)(ii), such transfer shall not result in the equity interest in the Company represented by the Williams Shares being equivalent to less than twenty percent (20%) of the total issued and outstanding Shares of the Company, unless (i) Williams shall have received thirty (30) days prior written notice of such proposed transaction contemplated herein sufficient to allow Williams to properly evaluate the effects of such transaction on the Company in order for Williams to determine whether or not to exercise its preemptive rights provided hereunder; (ii) such proposed transaction complies with Brazilian law with respect to minority shareholders; and (iii) within thirty (30) days of receipt of such notice, Williams fails to notify or notifies Company that Williams does not intend to elect to exercise its preemptive rights hereunder to prevent such dilution of its equity interest in the Company;

                  (iii) at the Closing, transfer, or, as the case may be, cause to be transferred to the Company, or transfer to Williams, those shares of CTBC described in Exhibit 14.2, in accordance with the provisions of said Exhibit.

                  (iv) cause Lightel Servicos de Tecnologia da Informacao S.A. ("Lightel Servicos") to transfer the aggregate of its quotas in TV Video Cabo to the Company, without issuance of Shares or payment of any other consideration to Lightel Servicos in respect thereof as soon as it is legally allowed or not prohibited after the date of this Agreement; and

                  (v) as from the date hereof, refrain from acquiring and cause its Subsidiaries and Affiliates except the Company, as well as the statutory directors ("conselheiros") and officers ("diretores") of the Sponsor, the Company and CTBC, from acquiring additional shares of CTBC, whether from the subscribers of CTBC or otherwise. Likewise, each of the Sponsor, the Company and CTBC shall promptly following the Closing implement a policy to discourage employees of each such company from acquiring such shares of CTBC and providing for Company to acquire all such shares of CTBC held by any employees of each such company and also encourage the employees of the Sponsor and Subsidiaries to purchase shares of the Company should it become public to the extent permitted by applicable law.

         (b) For the purposes referred to herein, the Sponsor agrees that each of the transactions referred to in Subsection (a) shall be in form and substance satisfactory to Williams.

         (c) If sixty (60) days prior to the expiration of the fifteen (15) month period referred to in Subsections (a)(i) and (a)(ii) above, the Sponsor is prevented by circumstances out of the control of the Sponsor or any of its Affiliates from performing or causing to be performed any of the actions required to be performed under the aforementioned Sections, the Sponsor agrees to inform Williams of the nature and extent of its inability to perform or cause to be performed any of such actions and to discuss with Williams in good faith an alternative course of action (if at all) to comply with the obligations under Subsection (a) above. Notwithstanding the foregoing, nothing in this Subsection (c) shall relieve the Sponsor of its obligations established in this Section 10.3.

         Section 10.4 Activities of the Company. The Sponsor, in the capacity of leading company of the Algar Group, hereby agrees and represents that the activities and businesses of the companies of the Company Group shall be restricted to the Telecommunications and Information Technology Sector.

         Section 10.5 Share Retention. During the term of this Agreement the Sponsor shall not:

         (a) transfer, assign, sell, pledge, or in any manner dispose of or encumber or permit to exist any Lien or encumbrance on any Share it now owns or comes to own in the Company, directly and/or indirectly, at any time after the signing of this Agreement (whether as a result of subscription, share split, stock dividend or howsoever otherwise), in the event that any of the above transactions reduce the equity participation of the Sponsor to less than fifty-one per cent (51%) of the Company's total voting capital; and

         (b) under the relevant provisions of the "Estatuto Social" of the Company, approve or vote in favor of any approval of any transfer of Shares proposed to be made in violation of the provisions of this Section.

         Section 10.6 Actions Prohibited. During the term of this Agreement, unless Williams otherwise agrees in writing, the Company shall not, and the Sponsor shall cause (i) the Company not to, recognize any purported sale, transfer, assignment, disposal, pledge or any kind of encumbrance of the Shares held by the Sponsor in the Company's capital in violation of Section 10.5; and
(ii) the Sponsor's Affiliates, including the Company, not to take any action which would result in the equity interest in the Company represented by the Williams Shares being equivalent to less than twenty percent (20%) of the total issued and outstanding Shares of the Company, unless (i) Williams shall have received thirty (30) days prior written notice of such proposed transaction contemplated herein sufficient to allow Williams to properly evaluate the effects of such transaction on the Company in order for Williams to determine whether or not to exercise its preemptive rights provided hereunder; (ii) such proposed transaction complies with Brazilian law with respect to minority shareholders; and (iii) within thirty (30) days of receipt of such notice, Williams fails to notify or notifies Company that Williams does not intend to elect to exercise its preemptive rights hereunder to prevent such dilution of its twenty percent (20%) equity interest in the Company. The Company agrees to promptly give written notice to Williams of any request received to record any of the transactions referred to in Section 10.5 in violation of the provisions set forth therein and the Company shall, to the extent permitted by law, refuse to make any such registration in violation of the said provisions.

         Section 10.7 Share Swap.

         (a) In the event that the listed and actually traded Shares are not the same class and type of the Williams Shares; or if the shares of one or more companies of the Company Group (other than Shares of the Company) are listed and actually traded prior to the listing and trading of the Shares, with due observance of the provisions set forth in Subsections (b) and (c) below, the Company hereby grants Williams the right, at any time after Closing, at Williams's sole discretion, to swap, in whole or in part, the Williams Total Equity into (i) the same type and class of Shares of the Company which have been listed and continuously and actively traded on the Sao Paulo Stock Exchange, Rio de Janeiro Stock Exchange or on any other major Brazilian and/or international Stock Exchanges; or (ii) a pro rata number of shares of one or more companies of the Company Group, whose shares have been listed and actually traded; provided, however, that no such swap shall result in the equity interest in the Company represented by the Williams Shares being less than the percentage of the total issued and outstanding Shares of the Company held by Williams immediately prior to such swap.

         (b) Williams shall notify the Company of its intention to exercise its rights under Subsection (a) above, by sending the Company the Williams Swap Notice.

         (c) In the event that the IPO does not occur within sixty (60) days following the date of the issuance of the Williams Swap Notice, the right assured to Williams pursuant to Subsection (a) above shall be enforceable and the Williams Swap Notice shall be deemed fully effective after the expiration of such 60-day period, entitling Williams to effect the swap of the Williams Shares under the terms and conditions set forth herein.

         (d) For purposes of Section 10.7 (a) the Company shall be valued at its Book Value on the date of the issuance of the Williams Swap Notice.

         Section 10.8 IPO. The Sponsor agrees to inform Williams of any proposed IPO of the Shares approximately one hundred and twenty (120) days prior to the planned IPO Date.

         Section 10.9 Management Fees. The current arrangement regarding the five percent (5%) management fee that is paid from the Company's Subsidiaries and Affiliates (in particular, CTBC) to the Sponsor shall be modified so that, for calendar year 1997, such management fee shall be paid by CTBC or such other Subsidiary or Affiliate to the Company instead of the Sponsor, and the Company shall pay to the Sponsor its actual costs without markup or fair market value, whichever is less, for providing such services, but the cost of such services shall not exceed twelve million two hundred fifty thousand Dollars ($12,250,000) (5% of $245,000,000). For 1998 and the following years, the
Company's cost for any services from the Sponsor shall be equal to the Sponsor's actual cost or fair market arm's length value, whichever is less.

         Section 10.10 Intercompany Leases. All real estate leases between the Sponsor or any its Subsidiaries and Affiliates, on the one hand, and the Company, CTBC or any of the other Subsidiaries of the Company, on the other hand, shall be renewed at the end of their present terms for four (4) additional five (5) year terms, with the rental payments payable during the first such renewal term being no greater than the current rates, adjusted for inflation from the base year for each such lease or from a base year of 1996, whichever is more favorable for the Company, as based on the IGP-M ("Indice Geral de Precos de Mercado" of the "Fundacao Getulio Vargas" or any other index that may replace the IGP-M), and the rentals for subsequent renewal terms being based on prevailing fair market arm's length rates for similar real properties.

         Section 10.11 Affirmative Covenants; Negative Covenant. Unless Williams otherwise agrees, the Sponsor shall cause the Company and each of the Company's Subsidiaries and Affiliates to comply with the affirmative covenants set forth in Section 12.3 and the negative covenant set forth in Section 12.4. In addition, the Sponsor shall adopt a Board resolution stating that it is the policy of the Sponsor and of the Algar Group generally that all shares of CTBC available for purchase from subscribers of CTBC or otherwise shall be acquired by the Company and by not the Sponsor or any of its Affiliates, and that the Company shall not pay more for such shares, than the actual amount paid by the Sponsor or any Affiliate for such shares.

                                   ARTICLE 11

            SPECIAL PROVISIONS CONCERNING WILLIAMS AS A SHAREHOLDER

         Section 11.1 New Investors.

         (a) Williams and the Sponsor acknowledge that Investors may be admitted as Shareholders of the Company so as to foster the Company's business in the Telecommunications and Information Technology Sector. For such purposes, the parties anticipate that new Investors shall be admitted as Shareholders of the Company by subscribing for new Shares to be issued as a result of future capital increases of the Company with due observance of the provisions of this
Article 11.

         (b) Williams and the Sponsor agree that in the event any potential Investor is proposing to invest in the Company, Williams may exercise its pre-emptive rights to the subscription of new Shares.

         (c) The Sponsor and Williams further agree that any potential Investor may only be admitted as a Shareholder of the Company if (i) the Closing shall have occurred, and (ii) the equity participation of the Sponsor in the Company shall not be less than fifty-one per cent (51%) of the Company's total issued and outstanding voting share capital.

         (d) Competition by Williams. In each instance in which Williams owns a majority interest and operates a company in Brazil, in the Telecommunication and Information Technology Sector, Williams covenants and agrees not to compete directly or indirectly, and shall cause its Williams Subsidiaries and Affiliates and the directors and officers of Williams and Williams Subsidiaries and Affiliates, not to compete directly or indirectly, with the business of the Company, but only so long as Williams owns more than ten percent (10%) of the Shares of the Company.

         Section 11.2 No Better Subscription Terms. As controlling Shareholder of the Company, the Sponsor hereby represents and warrants to Williams that for a period of one (1) year after Closing, no Third Party and/or Investor shall be offered better terms and conditions for the subscription of Shares of the Company or shareholder rights than the terms and conditions offered to Williams for the subscription of the Williams Shares under this Agreement and the shareholder rights of Williams set forth in this Subscription and Shareholders Agreement, unless Williams gives its prior written consent. In the event that Williams elects to consent to the granting of such better terms, conditions or rights to the Third Party and/or Investor, prior to undertaking any binding commitment with such Third Party and/or Investor, the Sponsor and the Company shall execute an amendment of this Agreement extending to Williams such better terms, conditions or rights.

         Section 11.3 Company Shares Seized Judicially.

                  (a) If any Shares owned by the Sponsor or Williams are seized judicially for whatever reason and the affected Shareholder (the "Affected Shareholder") fails to replace the Shares with a guarantee or another asset before auction (which may occur after (i) entering of a final decision or (ii) through a temporary injunction), the affected Shares shall be deemed to have been offered to the other shareholder (as between the Sponsor and Williams; hereafter the "Other Shareholder") on a pro rata basis with regard to such Other Shareholder's equity interest in the Company. The Other Shareholder who wishes to accept the offer to purchase such Shares shall first place cash or other security at the disposal of the court or tribunal. For this purpose, the Affected Shareholder undertakes to use its best efforts to cause a sale to be effected to the Other Shareholder accepting the offer.

                  (b) The Sponsor and Williams shall jointly appoint an independent auditor from among one of the six largest internationally recognized public accounting firms to appraise the Market Value of the Shares.

                  (c) If the amount paid or deposited with the court or tribunal (less any amount to cover court costs and attorneys' fees) for the affected Shares in Reais is greater than the Market Value of the Shares, as determined pursuant to the appraisal, the Affected Shareholder shall pay to the Other Shareholder posting such security the balance, indexed pursuant to the currency index used by the Company in preparing its Financial Statements. If applicable, and in accordance with Brazilian law regulating indexing, the indexing period shall commence on the date the payment or deposit is made with the court and shall end on the date of reimbursement to the Other Shareholder.

                  (d) If the amount paid or deposited with the court (minus court costs and attorneys' fees) represents less than the Market Value of the Company Shares, the Other Shareholder who accepted the offer shall pay the balance to the Affected Shareholder, indexed pursuant to the currency index used by the Company in preparing its Financial Statements and in accordance with Brazilian law regulating indexing. This payment to the Affected Shareholder shall be made within thirty (30) calendar days after receipt by the Sponsor and Williams of the appraisal.

         Section 11.4 Spin-off of Company Subsidiaries. The Company shall not Spin-Off, directly or indirectly, any of its Subsidiaries or transfer such Subsidiary's shares or all or a substantial portion of such Subsidiary's assets to any other company or person outside the Company, without the prior written consent of Williams, which shall not be unreasonably withheld. Williams shall be entitled to: (i) thirty (30) days advance written notice of any proposed Spin-Off; (ii) as provided by Brazilian law, an equity interest in such other company or person not less than the equity interest then held by Williams in the Company; (iii) representation on the board of directors of such other company not less than the representation then held by Williams on the Board of Directors of the Company; and (iv) all such other rights and interests in such other company of the same nature and to the same extent as Williams then has in the Company under the Estatuto Social of the Company, under this Agreement, the laws of Brazil or otherwise.

                                   ARTICLE 12

                           OBLIGATIONS OF THE COMPANY

         Section 12.1 Termination of the Concession. If during the term of this Agreement the Concession Agreement is terminated for whatever reason, the proceeds derived from the termination of said agreement ("Termination Proceeds") payable to the Company by CTBC in accordance with the Concession Agreement and the applicable laws shall be immediately distributed by the Company to its Shareholders as cash dividends.

         Section 12.2 Vote on Cash Dividend Distribution. In the capacity of controlling Shareholder of the Company, the Sponsor hereby agrees to vote its shares in favor of the cash dividends distribution referred to in Section 12.1 and to cause the Company to hold the relevant shareholders meeting within thirty (30) days following the actual receipt of the Termination Proceeds by the Company.

         Section 12.3 Affirmative Covenants. Unless Williams otherwise agrees, the Company shall, and shall cause each of its Subsidiaries and Affiliates to:

         (a) carry out the Project and conduct its business with due diligence and efficiency and in accordance with sound engineering, financial and business practices and maintain adequate insurance coverage of its business and assets pursuant to the minimum insurance requirements set forth in Schedule 5.1(c) hereto and Subsection (y) below;

         (b) carry out the Project in accordance with the Project description in Schedule 2.1.

         (c) cause the financing specified in the Financial Plan to be applied exclusively to the Project;

         (d) promptly install and maintain the accounting and cost control system and management information system referred to in Section 5.1(b) of this Agreement, and maintain books of account and other records adequate to reflect truly and fairly its financial condition and the results of its operations (including the progress of the Project) in conformity with accounting principles which are generally accepted in Brazil, consistently applied;

         (e) maintain a Debt to Shareholders Equity Ratio not greater than 50/50;

         (f) as soon as available, but in any event within sixty (60) days after the end of each quarter of each Fiscal Year, deliver to Williams, in English at the Company's expense:

                  (i) two (2) copies of the Company's complete Financial Statements and the complete Financial Statements of each of its Subsidiaries for such quarter prepared in conformity with accounting principles which are generally accepted in Brazil, consistently applied and, if requested by Williams, certified by an officer of the relevant company;

                  (ii) a report on any factors materially affecting or which might materially affect the Company's business and operations or the business and operations of any of its Subsidiaries or its financial condition;

                  (iii) during implementation of the Project, a report, in a form satisfactory to Williams, on the implementation and progress of the Project, including any factors materially affecting or which might materially affect the Project or the implementation of the Financial Plan;

                  (iv) as requested by Williams, a semi-annual statement by the Company of all material transactions between the Company, any Subsidiary or Affiliate and any company of the Algar Group, and a certification by the chief financial officer of the Company and its Auditors that those transactions were and remain on the basis of arms'-length arrangements. For the purposes hereof, the term "material" shall mean any transaction (or a series of related transactions) valued at or resulting in a liability equal to or exceeding One Hundred Thousand U.S. Dollars (U.S.$100,000) or its Dollar Equivalent in Reais. For the purposes of such Auditor's certifications, the Auditors shall adhere to the reporting standards established (A) by the securities laws and regulations and stock exchange rules then in effect in Brazil, including without limitation, the rules and regulations promulgated by the Comisao de Valores Mobiliarios (CVM) and (B) by December 31, 1997, by the securities laws and regulations and stock exchange rules then in effect in the United States of America, including without limitation, the rules and regulations promulgated under the Securities Acts of 1933 and 1934 and by the U.S. Securities and Exchange Commission; and

                  (v) a statement of all shares, if any, of CTBC acquired during such quarter by the Sponsor or any of its Subsidiaries or Affiliates;

         (g) as soon as available but in any event within one hundred and twenty (120) days after the end of each Fiscal Year, deliver to Williams, in English at the Company's expense:

                  (i) two (2) copies of the complete Financial Statements of the Company and each of its Subsidiaries for such Fiscal Year (which are in agreement with its books of account and prepared in accordance with accounting principles which are generally accepted in Brazil, consistently applied), together with an audit report on them;

                  (ii) a copy of any management letter or other communication from the Auditors to the Company or to any of its Subsidiaries commenting, with respect to such Fiscal Year, on, among other things, the adequacy of the relevant company's financial control procedures and accounting systems and management information system;

                  (iii) a report by the Auditors certifying that, based on the relevant financial statements, the Company and its Subsidiaries were in compliance with the financial covenant contained in Subsection (e) above as of the end of the relevant Fiscal Year or, as the case may be, detailing any non-compliance;

                  (iv) a review of the operations of both the Company and its Subsidiaries during such Fiscal Year, in a form satisfactory to Williams, containing the information listed in Schedule 12.3(g)(iv); and

                  (v) a statement by the Company of all transactions between the Company, any Subsidiary or Affiliate and any company of the Algar Group during such Fiscal Year and a certification by the chief financial officer of the Company and its Auditors that those transactions were and remain on the basis of arms'-length arrangements; for the purposes of such Auditor's certifications, the Auditors shall adhere to the reporting standards established (A) by the securities laws and regulations and stock exchange rules then in effect in Brazil, including without limitation, the rules and regulations promulgated by the Comisao de Valores Mobiliarios (CVM) and (B) by December 31, 1997, by the securities laws and regulations and stock exchange rules then in effect in the United States of America, including without limitation, the rules and regulations promulgated under the Securities Acts of 1933 and 1934 and by the U.S. Securities and Exchange Commission; and

         (h) the Company shall request and make best efforts to obtain from its Affiliates as soon as possible the information and documentation referred to in Subsection (f) (i) and (ii) and Subsection (g) (i) through (iv) above and shall provide Williams with the relevant information and documentation as soon as they are available;

         (i) deliver to Williams promptly following receipt a copy of any management letter or other communication sent by the Auditors or any accountants retained by the Company and the Subsidiaries to the relevant company or to its management in relation to the financial, accounting and other systems, management or accounts of the relevant company if not provided pursuant to Subsection (g) (ii) above, in English at the Company's expense;

         (j) promptly notify Williams by facsimile not less than ten (10) days before any meeting of the Board of Directors and shareholders' meetings of the Company including the agenda of such meetings;

         (k) promptly deliver to Williams two (2) copies, in English at the Company's expense of:

                  (i) all notices, reports and other communications of the Company to its shareholders; and

                  (ii) the minutes of all board of directors' and shareholders' meetings;

         (l) promptly provide to Williams such information as Williams from time to time shall reasonably request about the Company and any company of the Company Group;

         (m) permit representatives of Williams to visit any of the premises where the businesses of the Company and its Subsidiaries are conducted and to have access to the books of account and records of the relevant company to the extent necessary to permit Williams an evaluation of the performance of the relevant company; provided that Williams notifies the Company in writing of the purpose of any of such visit at least fifteen (15) calendar days prior to the date of the proposed visit;

         (n) promptly notify Williams of any proposed change in the nature or scope of the Project or the business or operations of the Company and of any event or condition which might materially and adversely affect the carrying out of the Project or the carrying on of the Company's business or operations or the operations and business of any of its Subsidiaries or Affiliates;

         (o) promptly notify Williams by facsimile as soon as it becomes aware of any litigation or administrative proceedings before any Authority or arbitral body which materially and adversely affects or may have a material and adverse effect on the Company, any Subsidiary or Affiliate, its assets or the Project or on the ability of the relevant company to perform and observe its obligations under any Transaction Document, including this Agreement;

         (p) design, construct, operate and maintain all of its plant and equipment in compliance with the applicable laws and regulations, as well as the applicable environmental, occupational health and safety requirements of the Government of Brazil, the local authorities and applicable World Bank Guidelines;

         (q) within forty-five (45) calendar days after the end of each Fiscal Year, deliver to Williams an annual monitoring report, in the form specified by the International Finance Corporation, confirming compliance with the applicable national and local requirements and standards, as well as the compliance with the World Bank Guidelines referred to in Subsection (p) above or, as the case may be, detailing any non compliance together with the action being taken to ensure compliance;

         (r) if Arthur Andersen ceases to be the Auditors of the Company for any reason, appoint and maintain as the auditors of the Company another firm of independent public accountants of international standing and sound reputation;

         (s) obtain and maintain in force (or where appropriate, promptly renew) all Authorizations necessary for carrying out the Project and the Company's business and operations generally;

         (t) perform and observe all the conditions and restrictions contained in, or imposed on the Company by, any such Authorizations;

         (u) provide Williams within thirty (30) days prior to the start of each Fiscal Year with a plan detailing the Company Group's investment program in the Telecommunications and Information Technology Sector and funding of such program for the relevant Fiscal Year;

         (v) file all relevant tax returns and pay all taxes promptly upon the same becoming due except to the extent that the taxes are being contested in good faith and by appropriate means and an adequate reserve has been set aside with respect thereto;

         (w) cause its Subsidiaries and Affiliates to negotiate in good faith access and interconnect agreements with any other telecommunications operators in Brazil as may be required by the relevant Authorities;

         (x) contest where practicable all acts or proceedings by any governmental Authorities that might reasonably be expected to adversely affect any Concession, Portaria, license or consent necessary for the conduct of the operations of any company of the Company Group or the performance of the obligations of the relevant company in respect of the transactions contemplated hereby;

         (y) insure its assets and properties against general third party, including product liability covering all of its activities, with a minimum loss limit of one million Dollars ($1,000,000) Equivalent, naming Williams as "additional insured" under the liability policy and provide Williams with a statement of the Company's overall insurance strategy for the protection of its assets and operations;

         (z) comply with and cause its subsidiaries and Affiliates to comply with all of the provisions of the mortgages, charges and other liens or contracts and arrangements set forth in Schedule 3.3(p) and all of the agreements entered into with the International Finance Corporation mentioned in
Section 3.3(q);

         (aa) all: (i) dealings between the Sponsor or any of its Subsidiaries or Affiliates, on the one hand, and the Company or any company of the Company Group, on the other hand; and (ii) investments in any company of the Company Group, made directly or indirectly by shareholders, directors, officers and other top-level management personnel of any company of the Algar Group, shall be: (A) established and remain on normal arm's-length terms as if between unrelated parties and in accordance with the provisions of Brazilian corporate law regarding fiduciary duties of administrators in respect of Business Opportunities, and regarding the protection of minority shareholders' rights; and (B) disclosed to Williams in writing on a timely basis and in accordance with the reporting standards established by the securities laws and regulations and stock exchange rules then in effect in Brazil and the United States of America;

         (ab) prior to or at the Closing adopt a Board resolution substantially identical to the resolution described in Section 10.11; and

         (ac) the Company shall take and it shall cause its Subsidiaries and Affiliates to take any action that Williams may reasonably request to give effect to the provisions contained in this Agreement, providing Williams with evidence thereof;

         Section 12.4 Negative Covenant. Unless Williams agrees, the Company shall not and shall cause each of its Subsidiaries not to: (a) sell, transfer, lease or otherwise dispose of all or a substantial part of its assets (whether in a single transaction or in a series of transactions, related or otherwise) other than sales, transfers, leases or other forms of disposal in the ordinary course of business; (b) create or permit to exist any Lien on any of, its property, revenues or other assets, present or future, except for security created to secure all or any part of indebtedness incurred or assumed by the Company or by any of its Subsidiaries to pay all or any part of the purchase price of any property or assets acquired by the Company or by any of its Subsidiaries after the date of this Agreement, provided that any such security shall be confined solely to the property or asset so acquired; or (c) propose or vote in favor of any shareholder or Board resolution of the Company to increase the capital of the Company, if such resolution is in conflict with the anti-dilution rights of Williams under Brazilian law, the Estatuto Social of the Company, or the provisions of this Agreement, including without limitation, Sections 3.1(d), 4.1, 4.2(b)(iv), 7.8, 10.3(a)(ii), 10.6 and 10.7 hereof.


                                   ARTICLE 13

                              WILLIAMS PUT OPTION

         Section 13.1 Williams shall have the option, exercisable in its discretion, at any time during the Exercise Period, by delivering to the Sponsor a Notice of Exercise, with a copy to the Company, to sell to the Sponsor all, but not less than all, of the Option Shares then held by Williams at the greater of the Exercise Price or the Floor Price, and otherwise upon the terms and conditions of this Agreement, and the Sponsor hereby agrees to purchase and pay for such Option Shares in accordance herewith.

         Section 13.2 After receiving the Notice of Exercise, the Sponsor shall on the Settlement Date and at the Settlement Place, pay to Williams in full, in Dollars, in immediately available funds, to the bank account in the City of New York, New York, United States of America, designated by Williams, the Exercise Price.

         Section 13.3 Williams shall, on the Settlement Date at the Settlement Place, against payment in full of the Exercise Price for the Option Shares, execute in the relevant corporate books of the Company deeds of transfer for the Option Shares purchased by the Sponsor and shall, as appropriate, endorse in the name of the Sponsor or deliver to the Company for cancellation the share certificates (or the provisional share certificates) issued by the Company representing such Option Shares, free and clear of all Liens, together with all documents required to transfer title to such Option Shares to the Sponsor.

         Section 13.4 Without prejudice to any remedies available to Williams under this Agreement or otherwise, in the event that, after Williams shall have delivered a Notice of Exercise of the Sponsor, the Sponsor shall fail to purchase and pay for all or any of the Option Shares specified in the Notice of Exercise as herein provided, Williams shall be free to sell, transfer or otherwise dispose of any such unpurchased and unpaid Option Shares to a third party willing to purchase such unpurchased and unpaid Option Shares, without affecting any rights Williams may have against the Sponsor for the failure to purchase or pay for the Option Shares specified in the Notice of Exercise, including the rights set forth in Section 14.3(i) hereof.

         Section 13.5 Nothing in this Agreement shall limit the right of Williams, at any time, to sell, transfer or otherwise dispose of all of its Option Shares which are not then subject to a Notice of Exercise.

         Section 13.6 (a) The Sponsor shall not take any action, including, without limitation, voting in favor of any resolution of the Shareholders of the Company, which would permit the Estatuto Social of the Company to be amended in a way that may impair the exercise of, or that may alter or prejudice the rights of Williams in relation to the Put Option.

                  (b) The Sponsor shall procure that any Shareholder of the Company waives whatever right of first refusal such Shareholder may have in respect of the transfer of the Option Shares to the Sponsor (whether set out in the Estatuto Social of the Company or otherwise) insofar as it is necessary so to do in order to give effect to the provisions of the Put Option.

                                   ARTICLE 14

                                 MISCELLANEOUS

         Section 14.1 Information to Third Party. The Sponsor agrees to inform any Third Party and Investor of this Agreement and to cause the relevant party to adhere and be bound by all the terms and conditions set forth herein as a condition precedent to the actual acquisition and/or subscription of any Share of the Company.

         Section 14.2 Entire Agreement. This Agreement and its Schedules and Exhibits, and all other documents delivered at the Closing, including Exhibit
14.2 hereto, constitute the entire agreement of the parties hereto on the subject matter hereof, and can only be amended by a written instrument signed by all of the parties hereto. The parties have agreed that Williams shall acquire the Williams Additional Shares pursuant to the provisions of Side Letters 1, 2 and 3 set forth in Exhibit 14.2 attached hereto.

         Section 14.3 Jurisdiction.

         (a) At the option of Williams, this Agreement may be enforced in the courts of the city of New York, State of New York located in the Southern District of New York, United States of America, or in the central courts of the city of Sao Paulo, State of Sao Paulo, Brazil. Final judgment issued by any of such courts shall be conclusive and may be enforced in the other courts referred to herein, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law.

         (b) By the execution and delivery of this Agreement, each of the Company and the Sponsor irrevocably submits to the jurisdiction of any such court in any action, suit or proceeding arising out of or relating to this Agreement or any other Transaction Document to which any of such party is a party and each of such parties designates, appoints and empowers CT Corporation System, Inc. with an office at 1633 Broadway, New York, NY 10019, United States of America as its authorized agent to receive for and on its behalf service of any summons, complaint or other legal process in any such action, suit or proceeding that Williams elects to bring in the State of New York. Notwithstanding the foregoing, Williams reserves the right to make personal service on each of the Company and the Sponsor of any summons, complaint or other legal process in any action, suit or proceeding.

         (c) As long as this Agreement remains in force, each of the Company and the Sponsor shall maintain a duly appointed agent for the service of summons, complaint and other legal process in New York, New York, United States of America, for purposes of any legal action, suit or proceeding Williams may bring in the courts of the City of New York in respect of this Agreement or any other Transaction Document to which any of the above parties is a party. The Company and the Sponsor shall keep Williams advised of the identity and location of such agent.

         (d) Each of the Company and the Sponsor also irrevocably consents, if for any reason the Company's and the Sponsor's authorized agent for service of process of summons, complaint and other legal process in any such action, suit or proceeding is not present in New York, New York, to service of such papers being made out of those courts by mailing copies of the papers by registered United States air mail, postage prepaid, to the relevant party at its address specified in the opening of this Agreement. In such a case, Williams shall also send by telex or facsimile, or have sent by telex or facsimile, a copy of the papers to the Company or the Sponsor, as the case may be.

         (e) Service in the manner provided in Subsection (c) above in any such action, suit or proceeding shall be deemed personal service, shall be accepted by the Company or the Sponsor, as the case may be, as such and shall be valid and binding upon the relevant party for all purposes of any such action, suit or proceeding.

         (f) Each of the Company and the Sponsor irrevocably waives to the fullest extent permitted by applicable law:

                  (i) any objection which it may have now or in the future to the laying of the venue of any such action, suit or proceedings in any court referred to in this Section;

                  (ii) any claim that any such action, suit or proceeding has been brought in an inconvenient forum;

                  (iii) its right of removal of any matter commenced by Williams in the courts of the State of New York to any court of the United States of America; and

                  (iv) any and all rights to demand a trial be jury in any such action, suit or proceeding brought against the Company and/or the Sponsor by Williams.

         (g) To the extent that either the Company or the Sponsor may be entitled in any jurisdiction referred to in Subsection (a) above to claim for itself or its assets immunity in respect of its obligations under this Agreement or any other Transaction Document to which any of the above parties is a party from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any such jurisdictions such immunity (whether or not claimed) may be attributed to it or its assets, each of the Company and the Sponsor irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted by the laws of any of such jurisdictions.

         (h) To the extent that the Company and/or the Sponsor may, in any suit, action or proceeding brought in any of the courts referred to in Subsection (a) above arising out of or in connection with this Agreement or any other Transaction Document to which the Company and/or the Sponsor is a party, be entitled to the benefit of any provision of law requiring Williams in such suit, action or proceeding to post security for the costs of any of such parties (cautio judicatum solvi), or to post a bond or to take similar action, each of the Company and the Sponsor hereby irrevocably waives such benefit, in each case to the fullest extent now or in the future permitted under the laws of the State of New York, United States of America or Brazil.

         (i) If Williams brings any legal action, suit or proceeding arising out of or relating to this Agreement or any other Transaction Document to which the Company or the Sponsor is a party, in the central courts of the city of Sao Paulo, State of Sao Paulo, Brazil, as referred to in Subsection (a), any party hereto shall be entitled to claim in such Brazilian court the specific performance of the obligations assumed by the other parties hereunder or under any of the Transaction Documents, or any portion hereof or thereof, pursuant to the relevant articles of the Brazilian Code of Civil Procedure, including, but not limited to, Articles 461, 632, 639, as well as pursuant to Article 118 of Brazilian Law No. 6,404, enacted on December 15, 1976.

         (j) The parties hereto hereby acknowledge that the mere payment of damages by the defaulting party to the non-defaulting parties shall not be deemed appropriate indemnification for the failure by such defaulting party to comply with its obligations hereunder or under any of the Transaction Documents.

         Section 14.4 Counterparts. This Agreement may be signed in one or more counterpart copies all of which, when taken together, shall constitute one document.

         Section 14.5 Assignment. This Agreement shall bind and inure to the benefit of the parties hereto, their successors and assigns. No party may assign or transfer any of its rights and obligations hereunder, provided that Williams may assign, in whole or in part, the Shares it comes to hold in the Company; and provided, further, that Williams may also assign to any Third Party which comes to acquire at least fifty per cent (50%) of the Williams Shares subscribed hereunder the rights mentioned in Articles 7 and 9, but no other rights.

         Section 14.6 Translation and Registration. The Company agrees to effect an official translation of this Agreement into Portuguese, and subject to the prior review and approval of such translation by Williams or its advisors, to register this Agreement with the Cartorio de Registro de Titulos e Documentos in the relevant jurisdiction and to provide Williams with a copy of such translation and satisfactory evidence of the registration of this Agreement with the above mentioned "Cartorio".

         Section 14.7 Translation and Registration Costs. The Company agrees to bear all the costs and expenses and to pay any and all taxes, charges or fees that may be levied or assessed on the translation and registration of this Agreement with the "Cartorio" referred to in the preceding Section.

         Section 14.8 Taxes. The Company shall also pay all taxes (including stamp taxes), duties, fees or other charges payable on or in connection with the execution, issue and delivery of the Williams Shares and the translation, registration or notarization of any documents related to this Agreement or to the Williams Shares, and shall, upon notice from Williams, reimburse Williams or its assigns for any such taxes, duties, fees or other charges paid by Williams or its assigns thereon. The Sponsor shall pay all taxes, duties, fees and other charges incurred in connection with the enforcement, sale, transfer or delivery of the Option Shares and any documents related thereto so that Williams receives in its bank account the Exercise Price without deduction for or on account of any such taxes, duties, fees or other charges. The Company or the Sponsor, as the case may be, shall reimburse Williams for any such charges paid by Williams thereon.

         Section 14.9 Fees and expenses. The Company shall pay or cause to be paid to Williams or as Williams may direct:

         (a) the fees and expenses of Williams' counsel in Brazil incurred in connection with: (i) the preparation of Williams' investment in the Company;
(ii) the preparation, review, execution and, where appropriate, registration, delivery and translation of each Transaction Document, including this Agreement, the Williams Shares and any other documents related to this Agreement or the Williams Shares; (iii) the giving of any legal opinion required by Williams under this Agreement; (iv) any amendment or modification to, or waiver under, this Agreement; (v) the registration (where appropriate) and delivery of the evidences of payments by or to Williams in relation to the Williams Subscription; and (vi) the exercise by Williams of its rights or powers consequent upon, or arising out of, the occurrence of any Event of Suspension and/or Cancellation; and

         (b) all of Williams' reasonable costs and expenses, including legal fees, incurred by Williams in relation to the protection or enforcement, or attempted protection or enforcement, of any rights under this Agreement.

         Section 14.10 Notices and Requests. Any notice, request or other communication to be given or made under this Agreement shall be in writing and except as otherwise provided in this Agreement it shall be deemed to have been duly given or made when it shall be delivered by hand, mail (or airmail if sent to another country), cable, telex or telecopier to the party to which it is required or permitted to be given or made at the relevant address for communications of such party which is specified at the opening of this Agreement or at such other address for communication as any party shall have designated by notice to the parties giving or making such notice, request or other communication.

         Section 14.11 Evidence of Authority. The Company shall furnish to Williams the Certificate of Incumbency and Authority, that is, a certificate, in the form of Exhibit 1.1(v) and in substance satisfactory to Williams, evidencing the authority of the person or persons who will, on behalf of the Company, sign the requests and certifications provided for in this Agreement, or take any other action or execute any other document required or permitted to be taken or executed by the Company under this Agreement, and the authenticated specimen signature of each such person.

         Section 14.12 Saving of Rights.

         (a) no course of dealing or waiver by Williams in connection with any condition of Williams Subscription shall impair any right, power or remedy of Williams with respect to any other condition, or be construed to be a waiver thereof;

         (b) unless otherwise notified to the Company or to the Sponsor by Williams and without prejudice to the generality of Subsection (a) above, the right of Williams to require compliance with any condition under this Agreement which may be waived by Williams in respect of the Williams Subscription or in connection with any right granted to Williams hereunder is expressly preserved for the purposes of future exercise of any of the Williams' rights hereunder.

         (c) no course of dealing and no delay in exercising, or omission to exercise, any right, power or remedy accruing to Williams upon any default under this Agreement or any other agreement, including the other Transaction Documents, shall impair any such right, power or remedy or be construed to be a waiver thereof or an acquiescence therein; nor shall the action of Williams in respect of any such default, or any acquiescence by it therein, affect or impair any right, power or remedy of Williams in respect of any other default.

         (d) waiver of a breach of this Agreement or of any power, right authority, discretion or remedy arising upon a breach of this Agreement must be in writing and signed by the party granting the waiver. A breach of this Agreement is not waived by any failure or delay in exercise, or partial exercise, of any power, right, authority, discretion or remedy. A power, right, authority, discretion or remedy created or arising upon a breach of this Agreement is not waived by any failure or delay in the exercise, or a partial exercise, of that or any other power, right, authority, discretion or remedy.

         Section 14.13 English Language. All documents to be furnished or communications to be given or made under this Agreement shall be in the English language or, if in another language, shall be accompanied by a translation into English certified by a representative of the Company or the Sponsor, as the case may be, which English translations shall be the governing version between the parties hereto.

         Section 14.14 Filing at the Company's Head Office. The Company hereby agrees to file one integral copy of this Agreement at its head office for the purposes mentioned in Article 118 of Law No. 6.404, of December 15, 1976.

         Section 14.15 Term of Validity. This Agreement shall be valid as of the date of its signing and shall continue to be in full force until the earlier of (i) ten (10) years after the date of its signing, or (ii) the date on which Williams ceases to hold at least fifty per cent (50%) of the Williams Shares subscribed pursuant to this Agreement.

         Section 14.16 No Deduction. Any payments to Williams hereunder associated with or resulting from the implementation of any transaction contemplated to herein shall be made without deduction on or for the account of any taxes, fees, duties or other charges.


             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto, acting through their duly authorized representatives, have caused this Agreement to be signed in its names, as of the date first above written.

                                  LIGHTEL S.A. TECNOLOGIA DA INFORMACAO

                                  By:
                                     ----------------------------------------
                                  Name:
                                       --------------------------------------
                                  Title:
                                        -------------------------------------

                                  ALGAR S.A. - EMPREEENDIMENTOS E PARTICIPACOES

                                  By:
                                     ----------------------------------------
                                  Name:
                                       --------------------------------------
                                  Title:
                                        -------------------------------------

                                  WILLIAMS INTERNATIONAL TELECOM LIMITED

                                  By:   /s/ [ILLEGIBLE]
                                     ----------------------------------------
                                  Name:
                                       --------------------------------------
                                  Title:
                                        -------------------------------------

Witnesses:

1.
  ---------------------
Name
ID No.

2.
  ---------------------
Name
ID No.

           AMENDMENT NO. 1 TO SUBSCRIPTION AND SHAREHOLDERS AGREEMENT

         AMENDMENT NO. 1, dated as of March 30, 1998 ("Amendment") to SUBSCRIPTION AND SHAREHOLDERS AGREEMENT, dated as of January 21, 1997 ("Agreement"), by and among LIGHTEL S.A. TECNOLOGIA DA INFORMACAO, a Brazilian corporation (the "Company"), ALGAR S.A. - EMPREENDIMENTOS E PARTICIPACOES, a Brazilian corporation ("Algar"), and WILLIAMS INTERNATIONAL TELECOM LIMITED, a Cayman Islands exempt limited company ("Williams").

         WHEREAS, Algar and the Company have agreed to fund the acquisition of an interest in the B-Band Cellular Concession for Area 3 in the States of Rio de Janeiro and Espirito Santo, Brazil and/or to fund the acquisition of an interest in the B-Band Cellular Concession for Area 2 in the State of Sao Paulo;

         WHEREAS, the Company wishes to borrow U.S.$100,000,000 (the "Loan") from Williams to finance all or part of the funding requirements referred to in the first recital hereto;

         WHEREAS, Algar acknowledges the importance to the Company in obtaining such Loan from Williams, in order to pay the Brazilian government in relation to the above-mentioned concessions;

         WHEREAS, Algar is in agreement with the aforementioned Loan and grant of rights, and agrees to guarantee the Loan from Williams to the Company and to assign its preemptive rights to subscribe to any shares issued by the Company pursuant to Williams' exercise of share subscription rights provided under such loan agreement and hereunder;

         WHEREAS, Algar is committed to supplement Williams share subscription rights with the share purchase option set out below;

         NOW, THEREFORE, Williams, Algar and the Company have agreed to execute this Amendment, and to modify, supplement and amend the Agreement, with the specific intent of having the following terms and conditions governed by the dispositions of Chapter X, section V of, and pursuant to the provisions contained in Article 118 of, Brazilian Law No. 6,404, enacted on December 15, 1976, which shall be governed by the following terms and conditions (certain terms hereof are defined in Section 11):

         SECTION 1. LOAN AGREEMENT. Algar, in its capacity as a shareholder of the Company, agrees to take all necessary corporate action, including any necessary amendments to the Estatuto Social of the Company, to approve the execution, delivery and performance by the Company of a Loan Agreement, dated March 30, 1998 among the Company, as borrower, Algar as guarantor and Williams as lender, substantially in the form and content attached hereto as Exhibit 1 (the "Loan Agreement"), and to cause the Company to execute, deliver and perform the Loan Agreement in accordance with its terms, including the borrowing of the Loan and the performance of the conversion option granted to Williams therein, providing for the conversion of the Loan into shares of the Company as set forth therein.

         SECTION 2. WILLIAMS SHARE SUBSCRIPTION RIGHTS.

         (a) Algar agrees that, if the Company does not otherwise hold such a meeting, Williams shall have the right at any time to call a board of directors meeting (or if necessary, a general shareholders meeting) of the Company to deliberate an increase in the capital of the Company in an amount of the Reais Equivalent to US$100,000,000 (the "Subscription Price"), and the subscription by Williams of the Conversion Shares by virtue of the exercise by Williams of its right to convert the Loan under the Loan Agreement into the Conversion Shares.

         (b) Algar and the Company agree that, in the event that the Banco Central for any reason does not approve the conversion of the Loan in accordance with the terms of the Loan Agreement referred to in paragraph (a) above, Williams, at its option and in lieu of pursuing exercise of conversion rights under the Loan Agreement and as a separate contractual right provided to Williams hereunder and independent from its rights under the Loan Agreement, is hereby given a subscription right for an amount of shares of the Company, which may be voting or non-voting, common and/or preferred shares as selected by Williams in its discretion, equal to the Conversion Shares, and Williams, to the extent permitted by applicable law, may elect to subscribe and pay for up to an amount of shares of the Company equivalent to the Conversion Shares by capitalizing in the Company for the Subscription Price with the principal of the Loan paid or prepaid by the Company to Williams under the Loan Agreement. The subscription right provided in this paragraph 2(b) shall continue in full force and effect to and until the maturity date for repayment of the Loan, provided, however, in the event the approval of the Central Bank to the conversion of the Loan into a capital increase of the Company is required and not obtained or available at such time as Williams exercises its conversion right on or prior to maturity of the Debt, then, at Williams' election the Company shall not repay the Loan on the maturity date, the conversion rights and Williams' rights hereunder shall not terminate and Williams shall exercise the conversion rights as soon as practicable following such maturity date, and until such time Williams shall have the full economic and other benefits of the Required Percentage ownership of equity shares of the Company from the date of execution of the conversion right as if the conversion had been accomplished. The Company is obligated to use its best efforts to effect the obtaining of all such regulatory approvals at the earliest date possible and Williams shall fully cooperate with the Company in this regard.

         (c) If any change of law or circumstances should occur that would reduce the number of shares Williams is entitled to receive pursuant to its conversion rights under the Loan Agreement or pursuant to the foregoing share subscription rights to an amount of shares of the Company that is less than the full amount of Conversion Shares provided under the Loan Agreement and hereunder, then Algar agrees that Williams' exercise of such rights and the corresponding capital increase and share subscription shall be deemed to have occurred one day prior to such change of law or circumstances.

         (d) Algar hereby waives and agrees to express such waiver in the corresponding deliberation, of all formalities of advance notice, notice periods or publication required for the aforementioned board or shareholders meetings by the Estatuto Social of the Company or by law, to the extent permitted by law. Algar also agrees to authorize and cause any Algar-designated directors of the Company to authorize and direct the Company to provide to Williams the economic and other benefits provided in the last sentence of
Section 2(b) above.

         (e) Algar assures that Williams shall be entitled to subscribe to 100% of the shares provided to be issued pursuant to Section 2(a), (b) or (f). Algar hereby assigns to Williams any and all preemptive rights to subscribe to any such shares, and agrees to express such assignment of preemptive rights in any corporate actions taken by the Company to approve the issuance of shares upon Williams' exercise of its share subscription rights under Section 2(a), (b) or
(f).

         (f) Subject at such time to the Company obtaining any and all required regulatory approvals, in the event, at any time following fifteen (15) months from the date hereof, (a) the Company definitively in good faith plans an Initial Public Offering (as defined in the Loan Agreement) of its common or preferred shares, as the case may be, and a listing thereof on the New York Stock Exchange and on a recognized public exchange in Brazil, and (b) the total equity market value of the Company's outstanding shares of common and preferred shares at such time is US$750,000,000 or more, upon not less than ninety (90) days prior written notice to Williams, Williams agrees to make, and the Company may cause, a conversion of the Loan as a capital increase of the Company into the Conversion Shares, when the provisions of the Loan Agreement shall be applicable as if Williams had exercised the option without the Company's request. If, at the time of the required exercise of the option by Williams or such conversion of the Loan, the Company is subject to any legal inability which prevents the Company from issuing to Williams the common and/or preferred shares required hereby, the provisions of Section 4 hereto shall be applicable and Williams shall be able to purchase Company shares owned by Algar as set forth in Section 4. The Company is obligated to use its best efforts to effect the obtaining of all such regulatory approvals at the earliest date possible and Williams shall fully cooperate with the Company in this regard.

         SECTION 3. VOTING AGREEMENT. Algar agrees to attend and to cause the Algar-appointed directors to attend, the general shareholders meetings and board of directors meetings (as the case may be) described in Section 2 and any other meetings that may be required in relation thereto, and to vote and cause the Algar-appointed directors to vote, in favor of all necessary corporate actions, including any necessary amendments to the Estatuto Social of the Company, to approve the increase of capital of the Company, if necessary, and the subscription of shares by Williams provided for in Section 2(a), (b) or (f) above, and to cause the Company to issue the above-mentioned shares to Williams.

         SECTION 4. WILLIAMS CALL OPTION ON ALGAR SHARES. In order to assure to Williams that it will obtain the benefit bargained for by Williams under the Loan Agreement and hereunder to be able to subscribe for the Required Percentage of shares of the Company, Algar hereby grants to Williams a separate call option to purchase from Algar a number of Company shares owned by Algar (the "Call Option Shares") equal to (a) the total amount of Conversion Shares as Williams is entitled to subscribe from the Company pursuant to Section 2(a),
(b) or (f) above, less (b) the actual number of shares Williams is able to subscribe for under the provisions of Section 2(a), (b) or (f). Such option for the Call Option Shares may only be exercised by Williams if at the time that Williams exercises its share subscription rights under Section 2(a), (b) or
(f), there exists any legal impediment to the Company issuing to Williams for the Subscription Price a total number of such shares equal at least to the Required Percentage. Algar shall sell to Williams the Call Option Shares at a cash purchase price of US$1.00 per share (the "Call Price"). Algar shall contribute the Call Price to the Company as an increase of capital without any resulting dilution of Williams share ownership in the Company of greater than 0.5%. The call option provided herein shall be exercised by Williams as soon as practicable after the final determination of the amount of shares of the Company that Williams is able to subscribe from the Company by virtue of its conversion rights pursuant to Sections 2(a), (b) or (f). In addition, Algar shall provide to Williams the economic and other benefits of the Call Option Shares from the time that Williams exercises its share subscription rights under Section 2(a), (b) or (f) as if the conversion by Williams had been accomplished.

         SECTION 5. LIMIT ON CAPITAL INCREASES. Algar agrees that to and until completion by the Company of an Initial Public Offering, the Company shall issue subscription rights for additional capital, whether common or preferred shares, only at an equity value for the Company of US$750,000,000 or more, and Algar shall refrain from voting in favor of any corporate action permitting any issuance in violation thereof.

         SECTION 6. WILLIAMS SUPERMAJORITY PROVISIONS. Algar hereby consents to and agrees to abide by the supermajority voting provisions provided for in the Loan Agreement, in favor of Williams in its capacity as creditor of the Company, to vote to amend the Estatuto Social of the Company in accordance therewith, and to refrain from voting contrary to such provisions.

         SECTION 7. RIGHTS UNDER AGREEMENT. The parties hereto agree that any shares of the Company purchased by Williams hereunder shall be included within the number of shares of the Company owned by Williams (the "Williams Shares") for purposes of the Agreement and Williams shall be entitled to the full benefits of the Agreement with respect to such shares; provided, however, for purposes of Section 14.5 of the Agreement, following Williams acquisition of shares of the Company pursuant to the Loan Agreement or hereunder, the percentage referred to in the last sentence of Section 14.5 shall be 25% rather than 50% of the William Shares. In addition, in the event Williams assigns all or part of the shares of the Company acquired by Williams under the Loan Agreement or hereunder, or all or part of Williams' interest in the Loan and the Loan Agreement, to any third party, such third party, at Williams option, shall be entitled to all of the benefits and subject to the obligations of this Amendment and the benefits of Articles 7 and 9 of the Agreement as specified in Section 14.5 of the Agreement but no other rights.

         SECTION 8. IFC AGREEMENT. The International Finance Corporation ("IFC") is also a shareholder of the Company. Algar and the Company agree to use their best efforts to obtain the agreement of the IFC to the rights of Williams provided to it under the Loan Agreement and hereunder. In the event the IFC does not grant its agreement and consent to the terms hereof, Algar agrees as a separate and independent obligation hereunder, by exercising its voting rights as a shareholder, by transferring or selling shares of the Company other than as specifically provided herein, or to take such other action, as shall make available to Williams the benefits of the Loan Agreement and this Amendment, including assuring to Williams its ability to acquire the Required Percentage of the Company for the Conversion Price.

         SECTION 9. PENALTY PROVISIONS.

         (a) In the event that Algar does not exercise its obligations hereunder to vote shares of the Company or to make available and sell to Williams shares in exercise by Williams of its call option for the Call Option Shares, or otherwise fails to perform its obligation under this Amendment, and if such failure continues for a period of thirty (30) days following demand by Williams, Algar shall be liable to pay to Williams a penalty amount of US$100,000,000 as payment to Williams of part of its damages resulting from such failure. Williams also shall be able to seek such other damages and other remedies as are available to Williams in respect of any breach by Algar of its obligations hereunder. This penalty obligation shall be independent from Algar's obligation as guarantor under the Loan Agreement and nothing herein shall affect the obligation of the Company to repay the Loan or Algar's obligation to guarantee repayment of the Loan.

         (b) In the event that Williams does not give a request to convert the Loan into the Conversion Shares upon due notice from the Company pursuant to
Section 2(f) above and/or fails to execute the formal documents necessary for full accomplishment of the conversion of the Loan into Conversion Shares as provided in Section 2(f) herein, and if such failure continues for a period of thirty (30) days following demand by the Company, Williams shall be liable to pay to the Company a penalty amount of US$100,000,000 as payment to the Company of part of its damages resulting from such failure. The Company also shall be able to seek such other damages and other remedies as are available to the Company in respect of any breach by Williams of its obligations hereunder.

         SECTION 10. JURISDICTION.

         (a) At the option of Williams, this Agreement may be enforced in the courts of the city of New York, State of New York located in the Southern District of New York, United States of

America, or in the central courts of the city of Sao Paulo, State of Sao Paulo, Brazil. Final judgment issued by any of such courts shall be conclusive and may be enforced in the other courts referred to herein, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law.

         (b) By the execution and delivery of this Agreement, each of the Company and Algar irrevocably submits to the jurisdiction of any such court in any action, suit or proceeding arising out of or relating to this Agreement and each of such parties designates, appoints and empowers CT Corporation System, Inc. with an office at 1633 Broadway, New York, NY 10019, United States of America as its authorized agent to receive for and on its behalf service of any summons, complaint or other legal process in any such action, suit or proceeding that Williams elects to bring in the State of New York. Notwithstanding the foregoing, Williams reserves the right to make personal service on each of the Company and Algar of any summons, complaint or other legal process in any action, suit or proceeding.

         (c) As long as this Amendment remains in force, each of the Company and Algar shall maintain a duly appointed agent for the service of summons, complaint and other legal process in New York, New York, United States of America, for purposes of any legal action, suit or proceeding Williams may bring in the courts of the City of New York in respect of this Agreement to which any of the above parties is a party. The Company and Algar shall keep Williams advised of the identity and location of such agent.

         (d) Each of the Company and Algar also irrevocably consents, if for any reason the Company's and Algar's authorized agent for service of process of summons, complaint and other legal process in any such action, suit or proceeding is not present in New York, New York, to service of such papers being made out of those courts by mailing copies of the papers by registered United States air mail, postage prepaid, to the relevant party at its address specified in the Agreement. In such a case, Williams shall also send by telex or facsimile, or have sent by telex or facsimile, a copy of the papers to the Company or Algar, as the case may be.

         (e) Service in the manner provided in Subsection (c) above in any such action, suit or proceeding shall be deemed personal service, shall be accepted by the Company or Algar, as the case may be, as such and shall be valid and binding upon the relevant party for all purposes of any such action, suit or proceeding.

         (f) Each of the Company and Algar irrevocably waives to the fullest extent permitted by applicable law:

                  (i) any objection which it may have now or in the future to the laying of the venue of any such action, suit or proceedings in any court referred to in this Section;

                  (ii) any claim that any such action, suit or proceeding has been brought in an inconvenient forum;

                  (iii) its right of removal of any matter commenced by Williams in the courts of the State of New York to any court of the United States of America; and

                  (iv) any and all rights to demand a trial by jury in any such action, suit or proceeding brought against the Company and/or Algar by Williams.

         (g) To the extent that either the Company or Algar may be entitled in any jurisdiction referred to in Subsection (a) above to claim for itself or its assets immunity in respect of its obligations under this Amendment from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any such jurisdictions such immunity (whether or not claimed) may be attributed to it or its assets, each of the Company and Algar irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted by the laws of any of such jurisdictions.

         (h) To the extent that the Company and/or Algar may, in any suit, action or proceeding brought in any of the courts referred to in Subsection (a) above arising out of or in connection with this Amendment be entitled to the benefit of any provision of law requiring Williams in such suit, action or proceeding to post security for the costs of any of such parties (cautio judicatum solvi), or to post a bond or to take similar action, each of the Company and Algar hereby irrevocably waives such benefit, in each case to the fullest extent now or in the future permitted under the laws of the State of New York, United States of America or Brazil.

         (i) If Williams brings any legal action, suit or proceeding arising out of or relating to this Amendment, in the central courts of the city of Sao Paulo, State of Sao Paulo, Brazil, as referred to in Subsection (a), any party hereto shall be entitled to claim in such Brazilian court the specific performance of the obligations assumed by the other parties hereunder, or any portion hereof or thereof, pursuant to the relevant articles of the Brazilian Code of Civil Procedure, including, but not limited to, Articles 461, 632, 639, and 798 as well as pursuant to Article 118 of Brazilian Law No. 6,404, enacted on December 15, 1976.

         (j) The parties hereto hereby acknowledge that the mere payment of damages by the defaulting party to the non-defaulting parties shall not be deemed appropriate indemnification for the failure by such defaulting party to comply with its obligations hereunder.

         (k) Each of the parties hereto acknowledges and agrees that in the event of any breach of this Amendment, the non-breaching party or parties would suffer irreparable harm, and no adequate remedy at law would exist and damages would be difficult to determined. Accordingly, the parties agree that, in the event of a breach of any provision of this Amendment, the injured party(ies) shall be entitled to demand in court the fulfillment of all obligations of the breaching party under this Amendment in accordance with the provisions of Paragraph 3, Article 118, Law No. 6,404 of December 15, 1976, if applicable. In addition the injured party(ies) may avail itself or themselves of the specific performance provisions contained in Articles 461, 632, 639 and 798 of the Brazilian Code of Civil Procedure.

         SECTION 11. MISCELLANEOUS.

         (a) Whenever used in this Amendment, unless the context otherwise requires, the following terms shall have the meanings herein:

         "Conversion Shares" - means the number of shares to be issued and outstanding of common and/or preferred stock of the Company, which shall be voting and/or non-voting as selected by Williams in its discretion, representing, on the date of the conversion the Required Percentage of the total number of shares of the Company's common and preferred stock, but not less than 73,179,311 shares of the Company.

         "Dollar Equivalent" - (as of the relevant date of calculation) means the equivalent in Dollars of any amount expressed in Reais by converting Reais into Dollars by using the Exchange Rate.

         "Exchange Rate" - (i) the official (A) rate for exchanging Reais into Dollars (with respect to any Dollar Equivalent) or (B) rate for exchanging Dollars into Reais (with respect to any Reais Equivalent) denominated as PTAX-800, option 5, for the relevant date of calculation reported by the Banco Central on such bank's SISBACEN Data System and set forth on Reuters page BRFR, published on the Brazilian business day following the relevant date of calculation and applicable for the remittance of funds (X) outside Brazil (with respect to any Dollar Equivalent or (Y) into Brazil (with respect to any Reais Equivalent), or (ii) if for the relevant date of calculation the PTAX-800 is unavailable on the above-mentioned data system, then the Exchange Rate shall be the PCOT-390, option 3, reported by the Banco Central on the SISBACEN Data System. If the PCOT-390 rate is unavailable, then the Exchange Rate shall be the official rate for exchanging Reais into Dollars (with respect to any Dollar Equivalent) or for exchanging Dollars into Reais (with respect to any Reais Equivalent) as published in the "Diario Oficial da Uniao" (Official Gazette-Brazilian Government official publication) on the date following the day on which such exchange rate is to be determined. In the case that none of the above exchange rates are available, the Exchange Rate shall be the average of the offer side of the interbank exchange rate replacing the PTAX-800 rate, obtained from three major financial institutions making a market in Reais. In the event that this rate is unavailable, a mutually acceptable substitute shall be determined.

         "Reais Equivalent" - (as of the relevant date of calculation) means the equivalent in Reais of any amount expressed in Dollars by converting Dollars into Reais by using the Exchange Rate.

         "Required Percentage" - (as of the relevant date of calculation) means twenty percent (20%) of the total number of shares of the Company's common stock and preferred stock that is issued and outstanding immediately prior to such conversion, which total shall include the number of all common stock and preferred stock that could be converted or otherwise issuable from other forms of equity or of Debt, including but not limited to other preferred shares, warrants, convertible debt, and options to purchase in the Company or in any other company into which assets or equity of the Borrower have been transferred or spun off, but which shall not include the shares to be issued in connection with such conversion or exercise by Williams of its subscription rights under the Loan

Agreement and hereunder. If in the period of time from April 1, 1998 until Williams exercises its rights hereunder, (a) a strategic investor is issued as a capital increase common or preferred equity shares in the Company and the percentage of the total number of common or preferred shares of the Company at such time so issued to such strategic investor equals or is less than (i) the Dollar Equivalent amount of the new investment by the strategic investor divided by (ii) US $750,000,000 then (b) the number of new shares issued to such strategic investor shall be excluded from the number of shares subject to the determination of the Required Percentage. The interest and Required Percentage referred to in this Amendment is in addition to any other share ownership in Company by Williams

         (b) The parties hereto agree that the Agreement as amended hereby continues in full force and effect and that the provisions of the Agreement are valid and enforceable and remain in effect except as specifically amended, modified or supplemented hereby. From and after the date hereof, references to the Agreement shall refer to the Agreement as amended, modified and supplemented by this Amendment.

         (c) Each party to this Amendment agrees to execute, acknowledge, deliver file and record such further certificates, amendments, instruments or documents, and to do all such other acts and things, as may be required by law or as may be necessary or advisable to carry out the intent and purpose of this Amendment, including the Loan Agreement attached hereto and provided for herein.

         (d) All headings and captions contained in this Amendment are inserted for convenience only and shall not be deemed part of this Amendment.

         (e) This Amendment shall be governed and construed in accordance with the laws of the Federative Republic of Brazil.

         (f) This Amendment may be signed in one or more counterpart copies, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

         (g) Every provision of this Amendment is intended to be several. The invalidity and unenforceability of any particular provision of this Amendment in any jurisdiction shall not affect the other provisions hereof, and this Amendment shall be construed in all respects as if such invalid or unenforceable provision were omitted.

         (h) This Amendment shall be binding upon the parties hereto, their respective successors, executors, administrators, legal representatives, heirs and legal assigns and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective successors, executors, administrators, legal representatives, heirs and legal assigns. No person other than the parties hereto and their respective successors, executors, administrators, legal representatives, heirs and legal assigns, shall have any rights or claims under this Amendment.

         (i) Algar hereby agrees to file one integral copy of this Amendment with the Company at its head office for the purposes mentioned in Article 118 of Law No. 6.404, of December 15, 1976.

         (j) The Company is party hereto in order to acknowledge the obligations of the parties hereto.

         (k) This Amendment and its Exhibit, constitute the entire agreement of the parties hereto on the subject matter hereof, and can only be amended by a written instrument signed by all of the parties hereto.

         IN WITNESS WHEREOF, the parties hereto, acting through their duly authorized representatives, have caused this Amendment to be duly executed as of the date first above written.


                        LIGHTEL S.A. TECNOLOGIA DA INFORMACAO

                        By: /s/ [ILLEGIBLE]            /s/ C. VIKBERG
                        -------------------------------------------------------
                        Name: [ILLEGIBLE]                  C. Vikberg
                        -------------------------------------------------------
                        Title: Chief Financial Officer     President
                        -------------------------------------------------------


                        ALGAR S.A. - EMPREEENDIMENTOS E PARTICIPACOES

                        By: /s/ [ILLEGIBLE]            /s/ C. VIKBERG
                        -------------------------------------------------------
                        Name: [ILLEGIBLE]                  C. Vikberg
                        -------------------------------------------------------
                        Title: Chief Financial Officer     Exec. Vice President
                        -------------------------------------------------------


                        WILLIAMS INTERNATIONAL TELECOM LIMITED

                        By: /s/ JOHN C. BUMGARNER, JR.
                        -------------------------------------------------------
                        Name: John C. Bumgarner, Jr.
                        -------------------------------------------------------
                        Title: President
                        -------------------------------------------------------


Witnesses:

1. /s/ [ILLEGIBLE]                                 1.
  ------------------------                           --------------------------
Name [ILLEGIBLE]                                     Name
ID No. RG. 2095                                      Passport No.

2. /s/ [ILLEGIBLE]                                2.
  ------------------------                           --------------------------
Name [ILLEGIBLE]                                     Name
ID No. CS. M.S. 349920                               Passport No.

STATE OF OKLAHOMA           )
                            ) ss.
County of Tulsa             )


         Before me, the undersigned, a Notary Public, in and for said County and State, on this 1st day of April, 1998, personally appeared John C. Burngarner, Jr., to me known to be the identical person who executed the within and foregoing instrument as President of Williams International Telecom Limited and acknowledged to me that he executed the same as his free and voluntary act and deed for the uses and purposes wherein set forth and as the free and voluntary act and deed of such corporation.

         Given under my hand and seal of office the day and year above written.


                                               /s/ MARILYN J. MOORE
        [SEAL]                                 --------------------------------
                                               Marilyn J. Moore
My Commission Expires:                         Notary Public
April 30, 1998